UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant [ ]

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O'Reilly Automotive, Inc.
______________________________________________________________________________________________________
(Name of Registrant as Specified In Its Charter)

______________________________________________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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[X] No fee required.

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amount on which the filing fee is calculated and state how it was determined): ____________________________

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March 18, 2016

Dear Shareholder:

You are cordially invited to attend the 2016 Annual Meeting of Shareholders of O'Reilly Automotive, Inc. to be held at the Doubletree Hotel Springfield, 2431 North Glenstone Avenue, Springfield, Missouri 65803, on Tuesday, May 3, 2016, at 10:00 a.m. central time.

Details of the business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting of Shareholders and Proxy Statement.

In addition to the specific matters to be acted upon, there will be a report on the progress of the Company and an opportunity for questions of general interest to the shareholders.

It is important that your shares be represented at the meeting. Whether or not you plan to attend in person, please complete, sign, date and return the enclosed proxy card in the envelope provided at your earliest convenience or vote via telephone or Internet using the instructions on the proxy card. If you attend the meeting, you may vote your shares in person even if you have previously signed and returned your proxy.

In order to assist us in preparing for the Annual Meeting, please let us know if you plan to attend by contacting Tricia Headley, our Corporate Secretary, at 233 South Patterson Avenue, Springfield, Missouri 65802, (417) 874-7161.

We look forward to seeing you at the Annual Meeting.

David O'Reilly
Chairman of the Board

O'REILLY AUTOMOTIVE, INC.
233 South Patterson Avenue
Springfield, Missouri 65802

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 3, 2016

What:    Annual Meeting of Shareholders ("Annual Meeting")
When:    Tuesday, May 3, 2016, 10:00 a.m. central time
Where:    Doubletree Hotel Springfield
2431 North Glenstone Avenue
Springfield, Missouri 65803
Why:    The Annual Meeting is being held for the following purposes:

•	to elect as Directors the nine nominees named in the attached proxy statement;

•	to conduct an advisory (non-binding) vote on executive compensation;

•	to ratify the appointment of Ernst & Young LLP, as independent auditors for the fiscal year ending December 31, 2016;

•	to consider and act upon two shareholder proposals, if properly presented at the Annual Meeting; and

•	to transact such other business as may properly come before the meeting or any adjournments thereof.

The Board of Directors has fixed the close of business on February 29, 2016, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. A list of all shareholders entitled to vote at the Annual Meeting, arranged in alphabetical order and showing the address of and number of shares held by each shareholder, will be available during usual business hours at the office of the Corporate Secretary, Tricia Headley, at 2831 South Ingram Mill Road, Springfield, Missouri 65804, to be examined by any shareholder for any purpose reasonably related to the Annual Meeting for ten days prior to the date thereof. The list will also be available for examination throughout the course of the meeting.

Your vote is important to ensure a quorum at the meeting. Even if you own only a few shares, and whether or not you expect to be present at the meeting, we request you mark, date, sign and mail the enclosed proxy card in the postage-paid envelope provided or vote your shares by telephone or Internet as directed on the enclosed proxy card. Telephone and Internet voting facilities for shareholders of record will be available 24 hours a day and will close on Monday, May 2, 2016, at 11:59 p.m. eastern time.

A copy of the Company's Annual Shareholders' Report for fiscal year 2015 accompanies this notice.

By Order of the Board of Directors,
Tricia Headley
Secretary

O'REILLY AUTOMOTIVE, INC.
233 South Patterson Avenue
Springfield, Missouri 65802
______________________________________________________________________________________________________

PROXY STATEMENT

The enclosed proxy is solicited by the Board of Directors (the "Board") of O'Reilly Automotive, Inc. (the "Company" or "O'Reilly"), for use at our Annual Meeting of Shareholders ("Annual Meeting") to be held at the Doubletree Hotel Springfield, 2431 North Glenstone Avenue, Springfield, Missouri 65803, on Tuesday, May 3, 2016, at 10:00 a.m., central time, and at any adjournments thereof. Whether or not you expect to attend the meeting in person, please return your executed proxy card in the enclosed postage-paid envelope or vote via telephone or Internet, using the instructions discussed below and on the proxy card, and the shares represented thereby will be voted in accordance with your instructions. We expect that the proxy statement and the accompanying proxy card will first begin mailing to shareholders on or about March 18, 2016.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the Annual Meeting?
At our Annual Meeting, shareholders will act upon the matters described in the accompanying notice of meeting. In addition, our management will report on the Company's performance during fiscal 2015 and respond to questions from shareholders.

When and where will the 2016 Annual Meeting be held?
The Annual Meeting will be held at the Doubletree Hotel Springfield, 2431 North Glenstone Avenue, Springfield, Missouri 65803, on Tuesday, May 3, 2016, at 10:00 a.m. central time.

Who may vote?
Any shareholder of record, as of the record date, is entitled to receive this notice and vote their shares at the Annual Meeting.

What is a "shareholder of record"?
A shareholder of record is a shareholder whose ownership of our common stock is reflected directly on the books and records of our transfer agent, Computershare Trust Company, N.A. ("Computershare").

What is the record date for the Annual Meeting?
The record date is February 29, 2016. Shareholders of record at the close of business on February 29, 2016, will be entitled to vote at the Annual Meeting. Each share of common stock will have one vote on each matter to be voted upon.

Which O'Reilly shares are included in the proxy card I received?
The proxy card you received covers the number of common shares to be voted in your account as of the record date.

What is the difference between holding shares as a registered shareholder and as a beneficial owner?
A registered shareholder owns shares that are registered directly in their name with the Company's transfer agent, Computershare. A beneficial owner owns shares held in a stock brokerage account or by a bank.

Why would I receive more than one proxy card?
You may receive more than one proxy card if you owned shares in more than one account. You should vote the shares on each of your proxy cards.

What matters will be voted on at the Annual Meeting?
At the Annual Meeting, shareholders will be asked to vote on three proposals that were solicited by the Board (Proposals 1 through 3), as well as two shareholder proposals (Proposal 4 and Proposal 5), if properly presented at the Annual Meeting:

(1)	To elect as Directors the nine nominees named in this proxy statement;

(2)	To conduct an advisory (non-binding) vote on executive compensation;

(3)	To ratify the appointment of Ernst & Young LLP, as independent auditors for the fiscal year ending December 31, 2016;

(4)	A shareholder proposal to adopt proxy access, if properly presented; and

(5)	A shareholder proposal entitled "Independent Board Chairman," if properly presented.

May I vote with my proxy card in person at the Annual Meeting?
If you wish to vote your shares in person at the Annual Meeting, you may bring a signed proxy card with your choices specified by marking the appropriate boxes on the card.

May I vote without attending the Annual Meeting?
If you do not plan to attend the Annual Meeting, you have three options to vote your shares:

(1)
Via Mail: You may vote by properly completing and signing the enclosed proxy card and returning the card in the enclosed, postage-paid envelope. Please specify your choices on the proxy card by marking the appropriate boxes. Shares will be voted in accordance with your written instructions; however, it is not necessary to mark any boxes if you wish to vote in accordance with the Board's recommendations, outlined further below. Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or send it to O'Reilly Automotive, Inc. Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

(2)
Via the Internet: You may vote on the Internet by visiting www.proxyvote.com. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and create an electronic voting instruction form.

(3)	Via Telephone: Using any touch-tone telephone, you may vote your shares by dialing toll-free to 1-800-690-6903. Have your proxy card in hand when calling and follow the instructions.

If you choose to vote on the Internet or by telephone, please note voting will close at 11:59 p.m. eastern time, on Monday, May 2, 2016.

If you do not attend the Annual Meeting, your shares cannot be voted unless a signed proxy card is returned, shares are voted using the Internet or the telephone, or other specific arrangements have been made to have your shares represented. Whether or not you attend the meeting, we encourage you to vote your shares promptly.

May I change my vote after I submit my proxy?
You may change your vote after submitting a proxy card. If, after sending in your proxy, you decide to vote in person or desire to revoke your proxy for any other reason, you may do so by notifying the Secretary of the Company in writing at our principal office at any time prior to the voting of the proxy. Our principal executive office is located at 233 South Patterson Avenue, Springfield, Missouri 65802.

Are my votes confidential?
All shareholder meeting proxies, ballots and tabulations that identify the vote of a particular shareholder will be kept confidential, except as necessary to allow the inspectors of election to certify the voting results or to meet legal requirements. Representatives of Broadridge Financial Solutions ("Broadridge") will act as the inspector of election and will count the votes.

How will my vote be counted?
All votes will be tabulated by Broadridge. All properly executed proxies received by the Board pursuant to this solicitation will be voted in accordance with the shareholder's directions specified in the proxy card. If no such directions have been specified by marking the appropriate squares in the signed and returned proxy card, the shares will be voted by the persons named in the enclosed proxy card as follows:

(1)	FOR the election as Directors the nine nominees named in this proxy statement;

(2)	FOR the approval, by an advisory (non-binding) vote of the 2015 compensation of our Named Executive Officers;

(3)	FOR the ratification of the selection of Ernst & Young LLP, as our independent auditors for the fiscal year ending December 31, 2016;

(4)	AGAINST the shareholder proposal to adopt proxy access, if properly presented; and

(5)	AGAINST the shareholder proposal entitled "Independent Board Chairman," if properly presented.

The Board is not aware of any matter to be presented for action at the Annual Meeting other than the matters set forth herein. Our shareholders have no dissenter's or appraisal rights in connection with any of the proposals described herein.

No nominee has indicated that he or she would be unable or unwilling to serve as a Director, if elected. However, should any nominee become unable or unwilling to serve for any reason, it is intended that the persons named in the proxy will vote for the election of such other persons in their stead as may be designated by the Board. The Board is not aware of any reason that might cause any nominee to be unavailable to serve as a Director.

How does the Board recommend I vote?
The Board recommends a vote "FOR" each of the nominees for Director named in this proxy statement. The Board recommends a vote "FOR" the approval, by an advisory (non-binding) vote, of the 2015 compensation of our Named Executive Officers. The Board recommends a vote "FOR" the ratification of the selection of Ernst & Young LLP, as our independent auditors for the year ending December 31, 2016. The Board recommends a vote "AGAINST" the shareholder proposal to adopt proxy access, if properly presented. The Board recommends a vote "AGAINST" the shareholder proposal entitled "Independent Board Chairman," if properly presented.

What constitutes a quorum?
On February 29, 2016, there were 97,029,791 shares of common stock outstanding, which constitutes all of the outstanding shares of our voting capital stock. A majority of the outstanding shares entitled to vote at the Annual Meeting, represented in person or by proxy, will constitute a quorum at the meeting.

What are the standards for determining whether an item has been approved?

Item of Business	Quorum Required	Voting Approval Standard	Effect of Abstention (1)	Effect of Broker Non-Votes (2)
Proposal 1: Election of Directors (3)	Yes	Affirmative vote of majority of shares present and entitled to vote (4)	Vote against	Counted for quorum purposes; no effect on voting
Proposal 2: Advisory vote on Executive Compensation	Yes	Affirmative vote of majority of shares present and entitled to vote (4)	Vote against	Counted for quorum purposes; no effect on voting
Proposal 3: Ratification of Selection of Independent Auditors	Yes	Affirmative vote of majority of shares present and entitled to vote (4)	Vote against	Not applicable
Proposal 4: Shareholder proposal to adopt proxy access, if properly presented	Yes	Affirmative vote of majority of shares present and entitled to vote (4)	Vote against	Counted for quorum purposes; no effect on voting
Proposal 5: Shareholder proposal entitled "Independent Board Chairman," if properly presented	Yes	Affirmative vote of majority of shares present and entitled to vote (4)	Vote against	Counted for quorum purposes; no effect on voting

(1)	Proxies marked "ABSTAIN" will be deemed to be represented at the Annual Meeting and considered in determining whether the requisite number of affirmative votes are cast on such matter.

(2)
A broker non-vote occurs when a broker has not received voting instructions from the beneficial owner of shares, and the broker does not have, or declines to exercise, discretionary authority to vote those shares.

(3)	Cumulative voting is not allowed for Election of Directors.

(4)	"Shares present and entitled to vote" includes shares represented in person or by proxy at the Annual Meeting.

Are the Notice, proxy statement and Annual Report available on the Internet?
The Notice, proxy statement and Annual Report are available at www.proxyvote.com. The required control number can be found on your proxy card in the box next to the arrow.

Where may I find the voting results of the Annual Meeting?
We plan to announce the preliminary voting results at the Annual Meeting. We plan to publish the final results in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission (the "SEC") within four business days following the Annual Meeting, if final voting results are available at that time. If the final voting results are not available within that time, we will report preliminary results in a Current Report on Form 8-K within four business days following the Annual Meeting and will report final voting results in an amended Current Report on Form 8-K when available.

Will a proxy solicitor be used?
Yes, the Company has engaged Georgeson, Inc. ("Georgeson") to assist in the solicitation of proxies for the Annual Meeting and estimates it will pay Georgeson a fee of approximately $15,000. The Company has also agreed to reimburse Georgeson for reasonable administrative and out-of-pocket expenses incurred in connection with the proxy solicitation and indemnify Georgeson against certain losses, costs and expenses.

What are the deadlines for consideration of stockholder proposals or director nominations for the 2017 Annual Meeting of Shareholders?
Shareholder proposals intended to be presented at the 2017 Annual Meeting of Shareholders and included in the Company's proxy statement and form of proxy relating to that meeting pursuant to Rule 14a-8 under the Exchange Act must be received by the Company at the Company's principal executive offices by November 18, 2016. The Company's Amended and Restated Bylaws (the "Bylaws") require that shareholder proposals made outside of Rule 14a-8 be submitted not later than February 8, 2017, and not earlier than January 9, 2017.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table summarizes information as of December 31, 2015, with respect to each person or other entity (other than management) known to the Company to be the beneficial owner of more than five percent (5%) of its outstanding shares of common stock.

Class of Stock	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Common Stock	T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, Maryland 21202	7,204,335	(1)	7.3%
Common Stock	BlackRock, Inc. 55 East 52nd Street New York, New York 10055	5,750,277	(2)	5.8%
Common Stock	The Vanguard Group 100 Vanguard Boulevard Malvern, Pennsylvania 19355	5,709,004	(3)	5.8%

(1)
As reflected on such beneficial owner's Schedule 13G/A dated, February 16, 2016, provided to the Company in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These securities are owned by various individual and institutional investors, which T. Rowe Price Associates, Inc. ("Price Associates") serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. Of the 7,204,335 shares reported, Price Associates claimed sole voting power of 2,026,415 shares, no shared voting power, sole dispositive power of 7,204,335 shares and no shared dispositive power. Price Associates acts as investment manager to collective trust accounts and directs the voting of such shares.

(2)
As reflected on such beneficial owner's Schedule 13G/A dated January 22, 2016, provided to the Company in accordance with the Exchange Act. Of the 5,750,277 shares reported, BlackRock, Inc. claimed sole voting power of 4,977,770 shares, no shared voting power, sole dispositive power of 5,750,277 shares and no shared dispositive power.

(3)
As reflected on such beneficial owner's Schedule 13G/A dated February 10, 2016, provided to the Company in accordance with the Exchange Act. Of the 5,709,004 shares reported, The Vanguard Group claimed sole voting power of 184,701 shares, shared voting power of 10,100 shares, sole dispositive power of 5,512,292 shares and shared dispositive power of 196,712 shares.

SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

The following table summarizes, as of February 29, 2016, the beneficial ownership of the Company's outstanding shares of common stock for each current Director of the Board, each of the Company's current Named Executive Officers and all Directors and executive officers as a group. Unless otherwise indicated, the Company believes that the beneficial owners set forth in the following table have sole voting and dispositive power.

Name	Direct Ownership	Indirect Ownership	Current Exercisable Options (a)	Total Ownership (a)	Percent of Class
David O'Reilly (b)	202,409	883,594	135,000	1,221,003	1.24%
Charles H. O'Reilly Jr. (c)	137,278	102,890	—	240,168	*
Larry O'Reilly (d)	193,491	109,819	—	303,310	*
Rosalie O'Reilly Wooten (e)	171,690	244,166	—	415,856	*
Jay D. Burchfield (f)	17,581	16,193	5,000	38,774	*
Thomas T. Hendrickson (g)	4,898	—	—	4,898	*
Paul R. Lederer (h)	14,473	4,860	5,000	24,333	*
John R. Murphy (g)	2,764	—	—	2,764	*
Ronald Rashkow (g)	5,039	—	2,000	7,039	*
Greg L. Henslee (i)	19,847	15,485	379,365	414,697	*
Thomas McFall (j)	5,016	422	167,962	173,400	*
Jeff M. Shaw (k)	24,080	5,527	51,306	80,913	*
Greg D. Johnson (l)	3,782	920	37,815	42,517	*
All Directors and executive officers as a group (22 persons)	839,518	1,410,294	1,051,009	3,300,821	3.37%

*	denotes less than 1.0%

(a)	With respect to each person, assumes the exercise of all stock options held by such person that were exercisable within 60 days of February 29, 2016.

(b)
The stated number of directly owned shares includes 3,075 restricted shares awarded under the Company's long-term incentive compensation plans. The stated number of indirectly owned shares includes 866,184 shares controlled by Mr. O'Reilly as trustee of a trust for the benefit of his children, 9,796 shares held in a Grantor Retained Annuity Trust ("GRAT") and 7,614 shares held in the O'Reilly Employee Savings Plus Plan with T. Rowe Price Investment Services, Inc. ("T. Rowe Price") as trustee.

(c)
The stated number of indirectly owned shares includes 16,535 shares owned by Mr. O'Reilly's spouse, 36,590 shares held in a GRAT, 20,375 shares held in a Charitable Remainder Annuity Trust and 29,390 shares controlled by Mr. O'Reilly as trustee of a trust for the benefit of his step-mother. Of Mr. O'Reilly's directly owned shares, 25,000 shares, and 10,000 shares of Mr. O'Reilly's indirectly owned shares, which are held by Mr. O'Reilly's spouse, are pledged against margin loans.

(d)	The stated number of indirectly owned shares includes 84,799 shares held in a GRAT and 25,020 shares controlled by Mr. O'Reilly in a family registered partnership.

(e)	The stated number of indirectly owned shares is held in a GRAT.

(f)
The stated number of directly owned shares includes 1,382 restricted shares awarded under the Company's Director Stock Plan. The stated number of indirectly owned shares is held in a family limited partnership, for which Mr. Burchfield acts as general manager.

(g)	The stated number of directly owned shares includes 1,382 restricted shares awarded under the Company's Director Stock Plan.

(h)
The stated number of directly owned shares includes 1,382 restricted shares awarded under the Company's Director Stock Plan. The stated number of indirectly owned shares is owned by Mr. Lederer's spouse.

(i)
The stated number of directly owned shares includes 331 shares held in the O'Reilly Employee Stock Purchase Plan. The stated number of indirectly owned shares includes 10,465 shares held in a GRAT and 5,020 shares held in the O'Reilly Employee Savings Plus Plan with T. Rowe Price as trustee.

(j)
The stated number of directly owned shares includes 2,929 shares held in the O'Reilly Employee Stock Purchase Plan. The stated number of indirectly owned shares is held in the O'Reilly Employee Savings Plus Plan with T. Rowe Price as trustee.

(k)
The stated number of directly owned shares includes 2,891 shares held in the O'Reilly Employee Stock Purchase Plan. The stated number of indirectly owned shares is held in the O'Reilly Employee Savings Plus Plan with T. Rowe Price as trustee.

(l)
The stated number of directly owned shares includes 1,669 shares held in the O'Reilly Employee Stock Purchase Plan. The stated number of indirectly owned shares is held in the O'Reilly Employee Savings Plus Plan with T. Rowe Price as trustee.

Officer and Director Stock Ownership Guidelines

The Board adopted stock ownership requirements for the Company's independent Directors, executive officers and executive and senior vice presidents to further align their interests with those of the Company's shareholders. The Compensation Committee reviews the stock ownership guidelines and reviews progress toward meeting ownership requirements quarterly. The Compensation Committee may waive these guidelines at its discretion.

The Company's independent Directors are required to own shares of the Company's common stock valued at a minimum of $150,000 within five years of the date they first become a Director. For purposes of the guidelines, common stock ownership includes shares owned by the Director, directly or indirectly, and vested stock options granted to the Director under the Company's Director Stock Plan, but excludes unvested restricted share awards. As of December 31, 2015, each independent Director's total holdings in the Company's stock, including stock option value, satisfied their respective stock ownership requirement.

The Company's executive officers and executive and senior vice presidents are required to own shares of the Company's common stock valued at the minimum of a specified multiple of their base salary within five years of first assuming their respective positions. For purposes of the guidelines, common stock ownership includes shares owned by the officer directly, shares held by the officer in the Company's Employee Stock Purchase Plan, shares held by the officer in the Company's Profit Sharing and Savings Plan and the officer's vested stock options granted under the Company's incentive plans. Individuals who do not achieve the required level of ownership within the prescribed period of time may, at the discretion of the Compensation Committee, be required to hold 50% of net after-tax shares issued upon the exercise of any of their stock options and may not be allowed to sell any other shares of the Company which they may own. The stock ownership requirement does not apply after the executive officer or executive or senior vice president reaches age 62. The Compensation Committee may waive these guidelines at its discretion. As of December 31, 2015, the total stockholdings of each of the Company's executive officers and executive and senior vice presidents, who had been in their positions for at least five years, satisfied the stock ownership requirement applicable to each of them.

The following table identifies the executive officers' and executive and senior vice presidents' ownership requirement as of December 31, 2015:

Position	Minimum Ownership Requirement Multiple of Salary
Chief Executive Officer	5x
Chief Financial Officer	3x
Executive Vice Presidents	3x
Senior Vice Presidents	2x

PROPOSAL 1 - ELECTION OF DIRECTORS

Information about the Director Nominees

The Company's Bylaws and Amended and Restated Articles of Incorporation provide for the annual election of Directors. The Board has nominated David O'Reilly, Charles H. O'Reilly Jr., Larry O'Reilly, Rosalie O'Reilly Wooten, Jay D. Burchfield, Thomas T. Hendrickson, Paul R. Lederer, John R. Murphy and Ronald Rashkow as Directors for a one-year term expiring at the Company's 2017 Annual Meeting of Shareholders.

The following table identifies (i) the business experience and principal occupation for at least the last five years of each of the nominees; (ii) his or her present positions and offices with the Company, if applicable; (iii) the year in which he or she was first elected or appointed a Director (each serving continuously since first elected or appointed, unless otherwise stated); (iv) his or her age; (v) his or her directorships for at least the last five years in any company with a class of securities registered pursuant to Section 12 or subject to the requirements of Section 15(d) of the Securities Exchange Act of 1934, as amended, or in any company registered as an investment company under the Investment Company Act of 1940 (as specifically noted), as applicable; and (vi) the qualifications and skills, which the Director possesses, that qualify him or her for service on the Company's Board.

Each of the below nominees' current term expires in 2016.

David O'Reilly, age 66, Affiliated Director and Chairman of the Board, has been a director since 1972.
Experience: Mr. O'Reilly has served as Chairman of the Board since February of 2005. Mr. O'Reilly served as Co-Chairman of the Board from August 1999 to February 2005; Chief Executive Officer from March 1993 to February 2005; President of the Company from March 1993 to August 1999; and Vice President of the Company from 1975 to March 1993.
Qualifications and Skills: Mr. O'Reilly is being re-nominated as a Director because, among his other qualifications, he possesses over 40 years of experience and expertise in the Company's operations and strategic business development and has held leadership roles in numerous aftermarket industry organizations and associations.

Charles H. O'Reilly Jr., age 76, Affiliated Director and Vice Chairman of the Board, has been a director since 1966.
Experience: Mr. O'Reilly has served as Vice-Chairman of the Board since August of 1999. Mr. O'Reilly served as Chairman of the Board from March 1993 to August 1999 and President and Chief Executive Officer from 1975 to March 1993. Mr. O'Reilly retired from active Company management in February 2002.
Qualifications and Skills: Mr. O'Reilly is being re-nominated as a Director because, among his other qualifications, he possesses over 55 years of experience and expertise in the Company's operations and in the automotive aftermarket industry, as well as experience in strategic business development, real estate investment and risk management and assessment.

Larry O'Reilly, age 69, Affiliated Director and Vice Chairman of the Board, has been a director since 1969.
Experience: Mr. O'Reilly has served as Vice-Chairman of the Board since February of 2005. Mr. O'Reilly served as Co-Chairman of the Board from August 1999 to February 2005; Chief Operating Officer from March 1993 to February 2003; President from March 1993 to August 1999; and Vice President from 1975 to March 1993. Mr. O'Reilly retired from active Company management in February of 2003. Mr. O'Reilly currently serves as Chairman and Director of Mercy Hospital Springfield since January 2000; Board Member of the Missouri Sports Hall of Fame since January 2003; and Trustee of the Lance Armstrong Endowment Board since December of 2005.
Qualifications and Skills: Mr. O'Reilly is being re-nominated as a Director because, among his other qualifications, he possesses over 45 years of experience and expertise in the Company's operations, in the automotive aftermarket industry and strategic business development.

Rosalie O'Reilly Wooten, age 74, Affiliated Director of the Board, has been a director since 1980.
Experience: Mrs. Wooten has served as a member of the Board since February of 2002. Mrs. Wooten served as Executive Vice President from March 1993 to February 2002. Mrs. Wooten retired from active Company management in February of 2002. Mrs. Wooten currently serves on the Ozarks Greenways Board of Directors, CASA Advisory Board, Breast Cancer Foundation of the Ozarks Advisory Board and Drury University Board of Trustees.

Qualifications and Skills: Mrs. Wooten is being re-nominated as a Director because, among her other qualifications, she possesses over 35 years of experience and expertise in the Company's operations, in the automotive aftermarket industry and experience in leadership development, risk management and human resources.

Jay D. Burchfield, age 69, Independent Director of the Board, has been a director since 1997.
Experience: Mr. Burchfield serves as a Director, Chairman of the Compensation Committee, and Member of the Audit, Executive and Nominating and Corporate Governance Committees of Simmons First National Corporation since May 2015; Chairman of the Board and Director of Trust Company of the Ozarks from April 1998 until his retirement in October 2015; Senior Principal of SilverTree Companies, a real estate company, since January 2010; Director of Heart of America Beverage, a Miller/Coors distributor, since January 2003; and Director and Treasurer of the I-470 Community Improvement District, a tax increment financing plan to develop road infrastructure in Lee's Summit, Missouri, since January 2009. Mr. Burchfield's career has spanned more than 40 years in the banking and financial services industry.
Qualifications and Skills: Mr. Burchfield is being re-nominated as a Director because, among his other qualifications, he possesses experience and expertise in the banking industry, strategic business development, executive compensation and leadership development.

Thomas T. Hendrickson, age 61, Independent Director of the Board, has been a director since 2010.
Experience: Mr. Hendrickson serves as a Director and Audit Committee Chairperson for Ollie's Bargain Outlet Holdings, Inc. since 2015; Chief Administrative Officer, Chief Financial Officer and Treasurer for The Sports Authority, Inc., the parent of retailer "Sports Authority," from 2003 until his retirement in February of 2014; Executive Vice President and Chief Financial Officer, and Treasurer of Gart Sports Company, from 1998 until its merger with Sports Authority in 2003; Vice President of Finance, Senior Vice President, and Executive Vice President and Chief Financial Officer of Sportmart, Inc., from 1993 to 1997; and Divisional Vice President and Controller of Miller's Outpost Stores, a retailer specializing in apparel to young consumers, from 1987 to 1993. Mr. Hendrickson is a Certified Public Accountant and has over 32 years of retail business experience.
Qualifications and Skills: Mr. Hendrickson is being re-nominated as a Director because, among his other qualifications, he possesses experience and expertise in the retail industry, risk assessment and in the accounting and finance areas including experience as a chief financial officer.

Paul R. Lederer, age 76, Independent Director of the Board and Lead Director, has been a director since 2001 and has been Lead Director since 2002.
Experience: Mr. Lederer was a Director of the Company from April 1993 to July 1997 and was appointed again as a Director in 2001. Mr. Lederer retired in October 1998; served as Executive Vice President of Worldwide Aftermarket of Federal-Mogul Corporation from February 1998 to October 1998; President and Chief Operating Officer of Fel-Pro from November 1994 to February 1998, when it was acquired by Federal-Mogul Corporation; presently a Director of MAXIMUS and Dorman Products; and previously served as Director of UCI, Inc. (ceased directorship in early 2011).
Qualifications and Skills: Mr. Lederer is being re-nominated as a Director because, among his other qualifications, he possesses over 40 years of experience and expertise in the automotive aftermarket industry, as well as experience in operations and governance as a chief executive officer and has served as a director on over 15 boards.

John R. Murphy, age 65, Independent Director of the Board, has been a director since 2003.
Experience: Mr. Murphy served as the Interim Chief Financial Officer for Summit Materials, LLC, from January of 2013 until May of 2013 and from July of 2013 to October of 2013; Director, Chairman of the Audit Committee and a Member of the Governance and Nominating Committee for Summit Materials, LLC, since February 2012; Director and Audit Committee Chairman for DJO Global since 2012; Director, Audit Committee and Special Committee Member of Graham Packaging, Inc., from February of 2011 until it was sold in September of 2011; Senior Vice President and Chief Financial Officer of Smurfit-Stone Container Corporation, a leading manufacturer of paperboard and paper-based packaging products, from 2009 to 2010 and led the financial restructuring of the company during Chapter 11 reorganization; President and Chief Executive Officer of Accuride Corporation and a member of its Board of Directors until October of 2008, Accuride Corporation filed Chapter 11 bankruptcy in October of 2009, emerging in 2010; President and Chief Operating Officer of Accuride, from January 2007 to October 2007; President and Chief Financial Officer of Accuride from February 2006 to December 2006; and Executive Vice President and Chief Financial Officer of Accuride, from March 1998 to January 2006. Mr. Murphy holds a Bachelor of Science in Accounting from Pennsylvania State University and a Master Of Business Administration from the University of Colorado, and is a Certified Public Accountant.

Qualifications and Skills: Mr. Murphy is being re-nominated as a Director because, among his other qualifications, he possesses experience and expertise in the automotive aftermarket industry, in the accounting and finance areas, including experience as a chief financial officer, and he possesses experience in restructuring and mergers and acquisitions.

Ronald Rashkow, age 75, Independent Director of the Board, has been a director since 2003.
Experience: Mr. Rashkow was Founder, CEO, and chairman of Handy Andy Home Improvement Centers, a retail chain of home improvement centers in the Midwest. Mr. Rashkow currently is CEO and Principal of RPMS, Inc. a strategic consulting enterprise. Mr. Rashkow currently serves on advisory boards for Hilco Trading, among the largest asset liquidation companies in the country, and RTC, a specialty retail fixturing and merchandising company. Mr. Rashkow is on the advisory board of the Knapp Entrepreneurial Center at the University of IIT. Additional activities include substantial interests in retail commercial shopping center investments and development.
Qualifications and Skills: Mr. Rashkow is being re-nominated as a Director because, among his other qualifications, he possesses experience and expertise in the retail industry, executive compensation, risk management, operations as a chief executive officer and advisory services to retail companies and private equity groups focused on retail companies.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE ELECTED NOMINEES.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

Director Independence

Rules of the Nasdaq Stock Market (the "Nasdaq") require that a majority of the Board be "independent." Under the Nasdaq rules, a director is independent if he or she is not an officer or employee of the Company and does not have any relationship with the Company which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board has reviewed the independence of its Directors under the Nasdaq rules. During this review, the Board considered transactions and relationships between each Director or any member of his or her family and the Company during 2015. Please see discussions in "Family Relationships" and "Certain Relationships and Related Transactions" sections for further descriptions, by specific category and type, of the transactions and relationships reviewed. Consistent with these considerations, the Board has determined that Messrs. Burchfield, Hendrickson, Lederer, Murphy and Rashkow ("independent Directors") are independent under the Nasdaq rules.

Family Relationships

Charles H. O'Reilly Jr., David O'Reilly, Larry O'Reilly and Rosalie O'Reilly Wooten, Directors of the Board, are siblings.

Leadership Structure

The Company's leadership structure, within its Board, consists of a Chairman of the Board, two Vice Chairmen of the Board, a Lead Director, an Audit Committee, a Corporate Governance/Nominating Committee and a Compensation Committee. The Lead Director also serves on the Audit Committee, the Compensation Committee and as Chairman of the Corporate Governance/Nominating Committee. All Committee members satisfy the independence requirements under the Nasdaq rules. The Company's Bylaws permit the positions of Chairman of the Board and Chief Executive Officer to be held by the same person; however, the Board believes these roles and their attendant responsibilities should be separate and fulfilled by two separate individuals. The Company believes having separate roles allows its Board to effectively provide guidance to and oversight of its management. In 2005, the Corporate Governance/Nominating Committee recommended and the Board approved the appointment of David O'Reilly to serve in the role of Chairman of the Board of the Company. The appointment was made in recognition of the substantial role Mr. O'Reilly plays in the development of the Company's strategic initiatives. The appointment of Mr. O'Reilly as Chairman of the Board did not alter Greg L. Henslee's duties and responsibilities as Chief Executive Officer of the Company.

Lead Director

In the interest of sound corporate governance, the Board has adopted a practice of appointing a Lead Director who is charged with acting as a liaison among other Directors, with management and between Board committees and the Board. The Lead Director could also preside at Board meetings in the absence of the Chairman. This position improves the functionality of the Board and its Committees and aids in the fiduciary obligations each Director has to the Company and its shareholders. Paul R. Lederer has served as a Director, Executive Vice President and Chief Operating Officer within the automotive aftermarket industry and has over 40 years of experience in this industry. Based upon Mr. Lederer's experience, qualifications and skills, in 2002, the Corporate Governance/Nominating Committee nominated, and the Board approved, Mr. Lederer to serve as Lead Director.

Meeting Attendance

During 2015, four regularly scheduled meetings of the Board were held. During such year, each Director attended 100% of the total number of meetings of the Board, with the exception of Mr. Larry O'Reilly and Mr. Ronald Rashkow, who both attended 75% of the total number of meetings of the Board. During 2015, each Director attended 100% of the total number of meetings held by all committees of the Board for which he served, with the exception of Mr. Paul R. Lederer and Mr. Ronald Rashkow who attended 94% and 75%, respectively, of the total number of meeting held by all committees of the Board for which he served.

Committees of the Board

The Board has three standing committees, the Audit Committee, the Compensation Committee and the Corporate Governance/Nominating Committee. Each committee is governed by a written charter and is comprised solely of independent Directors in accordance with the Nasdaq Listing Qualifications. Charters for each committee are available on the Company's website at www.oreillyauto.com and can be obtained free of charge by written request to the attention of the Secretary at the Company's address appearing on the first page of this proxy statement or by telephone at (417) 874-7161.

Because Charles H. O'Reilly Jr., David O'Reilly, Larry O'Reilly and Rosalie O'Reilly Wooten do not qualify as independent Directors, they do not participate on any committee of the Board.

Audit Committee

Number of Members:	Five

Members:	John R. Murphy (Chairman), Jay D. Burchfield, Thomas T. Hendrickson, Paul R. Lederer, Ronald Rashkow

Number of Meetings During 2015:	Eight

Purpose and Functions:
The Company's standing Audit Committee was established in accordance with Section (3)(a)(58)(A) of the Exchange Act. The Audit Committee is responsible for reviewing reports of the Company's financial results, audits and internal controls, including the Company's Internal Audit Department, and communicating the results of these evaluations to management. The Audit Committee recommends the engagement of independent auditors, confers with the external auditors regarding the adequacy of the Company's financial controls and fiscal policy in accordance with generally accepted auditing standards and directs changes to financial policies or procedures as appropriate. The Committee also reviews the procedure of the independent registered public accounting firm for ensuring its independence with respect to the services performed for the Company.

The Board has determined that each member of the Audit Committee is "independent" pursuant to the Nasdaq rules, as well as the independence requirements for audit committee members under Rule 10A-3 promulgated under the Exchange Act. In addition, the Board has determined that Mr. Murphy, chairman of the Audit Committee, is qualified as an audit committee financial expert, as that term is defined in the rules of the SEC. The Company's Audit Committee Charter may be viewed on its website at www.oreillyauto.com.

Compensation Committee

Number of Members:	Three

Members:	Jay D. Burchfield (Chairman), Paul R. Lederer, Ronald Rashkow

Number of Meetings During 2015:	Four

Purpose and Functions:
The purpose of the Compensation Committee is to act on behalf of the Board with respect to the establishment and administration of the policies, which govern the annual compensation of the Company's executive officers. The Committee has responsibility for defining and articulating the Company's overall executive compensation philosophy, and administering and approving all elements of compensation for elected executive officers. The Committee is directly responsible for reviewing and approving the corporate goals and objectives relevant to the Chairman and CEO's compensation, evaluating the Chairman and CEO's performance based on those goals and objectives, and determining and approving the Chairman and CEO's compensation level based on this evaluation. The

Company's Human Resources Department works directly with the Compensation Committee to assist in making recommendations to the Committee for the Chairman and CEO's total compensation. The Compensation Committee also oversees the grants and related actions under the Company's various equity plans.

Because the Company's executive leadership is of critical importance to the Company's success, the succession planning process is led by the Compensation Committee. This committee reviews the Company's succession planning practices and procedures and makes recommendations to the Board concerning succession developments, while ensuring the appropriate succession plans are in place for key executive positions.

The Committee has the authority to retain consultants and advisors as it may deem appropriate in its discretion. The Committee has, from time to time, historically utilized third party compensation survey data and/or outside consultant advisors in order to achieve its goal of attracting and retaining executive officers who contribute to the long-term success of the Company. During 2015, the Company did not engage an outside consultant advisor for compensation advisory services. The Company's Compensation Committee Charter may be viewed on its website at www.oreillyauto.com.

Corporate Governance/Nominating Committee

Number of Members:	Three

Members:	Paul R. Lederer (Chairman), Jay D. Burchfield, John R. Murphy

Number of Meetings During 2015:	Four

Purpose and Functions:
The principal purposes of the Corporate Governance/Nominating Committee are (i) to establish criteria for the selection of Directors and to recommend to the Board the nominees for Director in connection with the Company's Annual Meeting of our shareholders; (ii) to take a leadership role in shaping the Company's corporate governance policies and to issue and implement the Corporate Governance Principles of the Company; (iii) to develop and coordinate annual evaluations of the Board, its committees and its members; and (iv) to adhere to all legal standards required by the SEC and Nasdaq. The Company's Corporate Governance Principles may be viewed along with the Corporate Governance/Nominating Committee Charter on its website at www.oreillyauto.com.

The Corporate Governance/Nominating Committee does not have a written policy on the consideration of Director candidates recommended by shareholders. It is the view of the Board that all candidates, whether recommended by a shareholder or the Corporate Governance/Nominating Committee, shall be evaluated based on the same established criteria for persons to be nominated for election to the Board and its committees. The established criteria for persons to be nominated for election to the Board and its committees, taking into account the composition of the Board as a whole, at a minimum, includes (a) a candidate's qualification as "independent" under the federal securities laws and the rules and regulations of the SEC and Nasdaq applicable to the Board and each of its committees; (b) depth, breadth and diversity of experience within the Company's industry and otherwise; (c) outside time commitments; (d) special areas of expertise; (e) accounting and financial knowledge; (f) business judgment; (g) leadership ability; (h) experience in developing and assessing business strategies; (i) corporate governance expertise; (j) risk management skills; and (k) for incumbent members of the Board, the past performance of the incumbent director. The Corporate Governance/Nominating Committee's methods for identifying candidates for election to the Company's Board include the solicitation of possible candidates from a number of sources, including from members of its Board, its executives, individuals personally known to the members of its Board and other research. Shareholders wishing to recommend a candidate for nomination as a director are requested to send the recommendation in writing to O'Reilly Automotive, Inc. Corporate Governance/Nomination Committee, attention to Tricia Headley, at 233 South Patterson Avenue, Springfield, Missouri 65802. The Board believes it is best qualified to evaluate candidates based on its knowledge of the Company's business structure, and the Corporate Governance/Nominating Committee may retain one or more third-party search firms to identify suitable candidates.

The Company's independent directors held four closed-session meetings during 2015, and each independent director attended all four meetings with the exception of Mr. Ronald Rashkow who attended three meetings.

Shareholder Nominations

A shareholder who desires to nominate one or more persons for election as director(s) shall deliver "timely notice" (as defined in Section 12, Article II of the Company's Bylaws) of the shareholder's intent to make such nomination or nominations, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Company at the Company's address appearing on the first page of this proxy statement. In accordance with Section 13, Article II of the Bylaws, such notice shall set forth (i) the name and address of record of the shareholder who intends to make the nomination; (ii) the class and number of shares of the capital stock that are beneficially owned by the shareholder on the date of such notice; (iii) the name, age, business and residential addresses, and principal occupation or employment of each proposed nominee; (iv) a description of all arrangements or understandings between the shareholder and each nominee, and other arrangements or understandings known to the shareholder, pursuant to which the nomination or nominations are to be made by the shareholder; (v) any other information regarding each proposed nominee that would be required to be included in a proxy statement filed with the SEC; and (vi) the written consent of each proposed nominee being so named to serve as a Director of the Company. The presiding officer of a meeting may, if the facts warrant, determine at the meeting that a nomination was not made in accordance with the foregoing procedure, and if he or she should make that determination, he or she shall so declare at the Annual Meeting, and the defective nomination shall be disregarded.

Director Attendance at Annual Meeting

The Company encourages, but does not require, the members of its Board to attend the Annual Meeting. Each member of the Board attended the Company's 2015 Annual Meeting with the exception of Mr. Larry O'Reilly.

Risk Oversight

It is management's responsibility to manage risk and bring to the Board's attention the most material risks to the Company. The Board has oversight responsibility of the processes established to report and monitor systems for material risks applicable to the Company. In its oversight role, the Board annually reviews the Company's strategic plan, which addresses, among other things, the risks and opportunities facing the Company. A quarterly risk overview is provided to the Board by the Company's General Counsel and by the Company's Vice President of Treasury and Risk Management, which details the Company's current litigation and current and potential self-insurance risks and risk exposures. The Board has delegated certain risk management oversight responsibility to the Board committees. As part of its responsibilities as set forth in its charter, the Audit Committee is responsible for discussing with management the Company's major financial risk exposures and the steps management has taken to monitor and control those exposures, including the Company's risk assessment and risk management policies. The Audit Committee reviews, with management, the Company's financial performance and financing arrangements and meets with the Company's external auditors to review the Company's compliance with all applicable financial reporting and Sarbanes-Oxley requirements. The Corporate Governance/Nominating Committee reviews the Company's corporate governance guidelines and their implementation and reviews the Corporate Risk Assessment and Management Status Report. This report identifies the material business risks (including strategic and operational) for the Company as a whole and identifies the controls that respond to and mitigate those risks. The Corporate Governance/Nominating Committee also receives a Fraud Risk Assessment report from management, which reviews the Company's Code of Conduct and Ethics program compliance as well as the Company's TIPS Hotline and Corporate policies and procedures. The Compensation Committee has overall responsibility for executive officer succession planning and reviews succession plans each year. The Compensation Committee also reviews total compensation for the Company's management and executives including base salary, incentive compensation, benefits, and perquisites to ensure they are market competitive and consistent with the Company's performance goals and ensures that the compensation plans and arrangements do not create inappropriate risks. Each committee regularly reports to the full Board.

Board Diversity

In selecting a Director nominee, the Corporate Governance/Nominating Committee focuses on skills, viewpoints, expertise and background that would complement the existing Board. While the Board does not have a formal policy on Board diversity as it relates to the selection of nominees for the Board, the Corporate Governance/Nominating Committee will also consider diversity in market knowledge, experience and employment, among other factors. Decisions by the Board regarding continued service of Directors are made based on expected contributions to the Board in furtherance of the interests of shareholders.

Compensation of Directors

Independent Directors
Independent Directors are paid an annual fee and meeting fees for attendance at each Board and Committee meeting, with the Lead Director receiving an additional annual fee for service on the Board. Each Committee Chairman is paid an additional fee for service as chairman of each respective Committee. As an incentive for recruiting and retaining qualified Directors, the Company also maintains a Director Stock Plan. This plan provides for an annual award to each independent Director of restricted shares that vest equally over a three-year period and/or the grant of non-qualified stock options to purchase shares of the Company's common stock, at a per share exercise price equal to the closing market value of the Company's common stock on the date the option is granted, that fully vest after six months and have a life of seven years. Upon resignation from the Board for any reason other than retirement, death or disability, all outstanding stock awards are immediately forfeited. The Board makes an annual determination of the number of restricted shares and/or the number of stock options to be awarded to every independent Director under the Director Stock Plan.

The following table summarizes the compensation paid to the independent Directors, including stock awards, for the year ended December 31, 2015:

Annual fee	$50,000
Annual Lead Director fee	$10,000
Committee Chairman fees	$10,000: Audit Committee
$7,500: Compensation Committee
$5,500: Corporate Governance/Nominating Committee
Board of Director meeting fees	$2,500 for attendance at each quarterly meeting of the Board
Special meeting fees	$1,000 for attendance at each special meeting of the Board
Restricted stock
In fiscal 2015, each independent Director was awarded a number of restricted shares valued at approximately $125,000. The restricted shares vest in equal annual installments over a three-year period commencing on the first anniversary of the award. Each independent Director received 576 restricted shares awarded at a price of $217.38 per share.

Non-qualified stock options	No stock option awards were granted during 2015.

Independent Director fees in the aggregate amount of $339,125 were paid during 2015 and independent Director restricted stock awards with an aggregate fair value of $626,055 were granted in 2015.

Affiliated Directors
The Affiliated Director Compensation Plan provides for an annual cash retainer of $190,000 and quarterly meeting fees of $2,500 for attendance at each Board meeting to each of the affiliated Directors (Charles H. O'Reilly Jr., Larry O'Reilly and Rosalie O'Reilly Wooten). Affiliated Directors are not paid any other fee amounts and are not granted equity awards in their capacity as directors.

The Company does not pay additional fees to David O'Reilly, over and above his annual salary and restricted share award, for his service to the Board.

The following table summarizes the compensation paid to all Directors, other than David O'Reilly, for the year ended December 31, 2015:

DIRECTOR COMPENSATION
Name	Fees Earned or Paid In Cash ($)	Stock Awards ($)(a)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Charles H. O'Reilly Jr.	207,692	—	—	—	—	—	207,692
Larry O'Reilly	207,692	—	—	—	—	—	207,692
Rosalie O'Reilly Wooten	207,692	—	—	—	—	—	207,692
Jay D. Burchfield	69,625	125,211	—	—	—	—	194,836
Thomas T. Hendrickson	62,125	125,211	—	—	—	—	187,336
Paul R. Lederer	76,625	125,211	—	—	—	—	201,836
John R. Murphy	72,125	125,211	—	—	—	—	197,336
Ronald Rashkow	58,625	125,211	—	—	—	—	183,836

(a)
Stock awards granted to Directors represent restricted shares, which vest in equal annual installments over a three-year period commencing on the first anniversary of the award. The dollar value of stock awards represents the grant-date fair value of the awards based on the closing market price of the Company's common stock on the date of the award. Please see Note 9 "Share-Based Compensation and Benefit Plans" to the Company's Consolidated Financial Statements included on its Annual Report on Form 10-K for the fiscal year ended December 31, 2015, for further discussion of the accounting used in calculating share-based compensation expenses in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 ("ASC 718"). The table below summarizes the Directors' outstanding stock option and restricted share awards at December 31, 2015:

	Option Awards(i)				Stock Awards
	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(ii)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Name	Exercisable	Unexercisable
Jay D. Burchfield	5,000	—	37.50	5/6/2016	1,382	393,068
	5,000	—	48.31	5/5/2017	—	—
Thomas T. Hendrickson	—	—	—	—	1,382	393,068
Paul R. Lederer	5,000	—	48.31	5/5/2017	1,382	393,068
John R. Murphy	—	—	—	—	1,382	393,068
Ronald Rashkow	2,000	—	48.31	5/5/2017	1,382	393,068

(i)	Option awards granted to Directors become 100% exercisable with respect to the covered shares six months from the date of grant and expire after seven years.

(ii)
Represents restricted shares granted on May 8, 2013, May 7, 2014, and May 6, 2015. The restricted shares granted on May 8, 2013, vest in one installment of 304 shares on May 8, 2016. The restricted shares granted on May 7, 2014, vest in two installments of 251 shares each on May 7, 2016, and May 7, 2017. The restricted shares granted on May 6, 2015, vest in three installments of 192 shares each on May 6, 2016, May 6, 2017, and May 6, 2018.

In addition, all Directors are reimbursed for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at Board meetings.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is now, nor has ever been, an officer or an employee of the Company or any of its subsidiaries. None of our executive officers served as a director or as a member of a compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director of the Company or a member of the Compensation Committee during 2015.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

This section describes the compensation packages of the Company's principal executive officer, principal financial officer, and three other most highly compensated officers and executive vice presidents who were employed by the Company on December 31, 2015, and, pursuant to SEC rules, any former named executive officer employed by the Company during the year ended December 31, 2015 (we refer to such individuals as the "Named Executive Officers" or "NEOs" in this proxy statement). The Company's NEOs and their positions are identified below:

•	David O'Reilly - Chairman of the Board

•	Greg L. Henslee - Chief Executive Officer and President

•	Thomas McFall - Chief Financial Officer and Executive Vice President of Finance
•Jeff M. Shaw - Executive Vice President of Store Operations and Sales

•	Greg D. Johnson - Executive Vice President of Supply Chain

•	Ted F. Wise - former Executive Vice President of Expansion, retired from the Company during the year ended December 31, 2015

Executive summary
The Compensation Committee of the Company's Board is responsible for reviewing the performance of the Company's NEOs, Executive Vice Presidents and Senior Vice Presidents (together, its "executive officers"), recommending to the Board compensation packages and specific compensation levels for its executive officers and other management team members, establishing policies and guidelines for other benefit programs and administering the award of stock options and other stock-based incentives under the Company's incentive plans.

At our 2015 Annual Meeting, over 97% of the votes cast in the advisory vote on executive compensation, which were present and entitled to vote on the matter, were in favor of the compensation of our NEOs as disclosed in our 2015 proxy statement. We believe that the outcome of this proposal evidences the commitment of our Compensation Committee to open dialogue with our shareholders regarding our executive compensation program, and the Compensation Committee has and will continue to consider these voting results and shareholder sentiments generally as it formulates and implements an executive compensation program designed to align the long-term interests of our executive officers with our shareholders.

The policies and procedures of the Compensation Committee are designed to assist the Company's Board in its oversight of the implementation and effectiveness of its policies and strategies regarding the investment in the Company's largest asset, its employees (whom the Company refers to as "Team Members"). These strategies and policies include, but are not limited to,

•	recruiting and retaining qualified Team Members;

•	the career development and progression of Team Members;

•	management succession, in conjunction with the Company's Corporate Governance/Nominating Committee; and

•	employment practices.

Compensation objectives and philosophy
The main objective of the Company's compensation philosophy is to provide its executive officers and management with a total compensation package that is competitive and equitable, and which encourages and rewards performance based in part upon the Company's performance in terms of increases in shareholder value. The Company's compensation objectives include both long-term, share-based incentives and short-term, cash incentives. The Company believes that aligning the interests of its executives and management with those of its shareholders further promotes the success of not only the Company, but also its Team Members.

Risk assessment of compensation programs
The Compensation Committee has reviewed the potential effects of the various components of the Company's executive officers' compensation and benefits programs on individual and collective behavior and, ultimately, on its risk profile and overall approach to risk management. During its review, the Committee focused on the Company's short-term incentives, long-term incentives, and change-in-control benefits as having the greatest potential to create incentives for individual or collective risk taking. Following a thorough review of these and the other components of the Company's compensation and benefits programs, the Committee has determined that the programs do not create any incentives with respect to individual or collective behavior that are likely to have a material adverse effect upon either its risk profile or overall approach to risk management.

Additionally, the Company's non-executive officer and management compensation policies and practices do not excessively incentivize or create need for inappropriate risk-taking by its Team Members, and therefore, it is not reasonably likely that current compensation policies and practices would have a material adverse effect on the Company.

Overview of compensation programs
The key elements of the compensation packages for the Company's executive officers are base salary, annual cash incentive compensation and long-term, share-based incentives. In determining the composition of elements in each compensation package, the Compensation Committee looks to create a balanced set of rewards, utilizing market-driven influences and external compensation benchmarks, as well as current cash considerations. To ensure that the Company thrives in the competitive talent market, the Compensation Committee reviews industry resources, references and other benchmark reports to determine competitive market ranges and reasonable levels of compensation.

In reviewing the compensation packages of each of the Company's executive officers and management, the Compensation Committee tallies the corresponding dollar value of each element of an individual's compensation, including salary, incentive compensation, accumulated realized and unrealized share-based compensation gains, the dollar value to such individual and cost to the Company of all perquisites and other personal benefits, the earnings and accumulated benefits under the Company's non-qualified deferred compensation program and the potential impact of several potential severance and change-in-control scenarios. For new appointments to senior executive management, the Company's management presents compensation recommendations to the Committee for consideration.

Competitive assessments
The Company's Human Resources Department provides the Committee with industry benchmark information and compensation survey data from the companies in our peer group, including peer salary, bonus, incentive compensation, share-based compensation and other compensation. The Committee considers the Company's relative performance compared with an established group of peer companies in the automotive aftermarket industry and other specialty retailers.

The Compensation Committee reviews the Company's peer group, as necessary, to ensure that the comparisons are meaningful. The Committee evaluates peers that conduct business outside of the automotive aftermarket industry based on criteria such as revenue, operating margin, net income, market capitalization, team member count and one and three year total shareholder returns, as applicable. Based on its review, the Compensation Committee removed companies from the 2014 peer group for the following reasons: low growth and low market capitalization and acquisitions. The Compensation Committee added companies to the 2015 peer group for the following reasons: similar market capitalization and revenue growth and acquisitions.

The Committee also considers broad-based survey data, compiled by Equilar, of total compensation for top management at companies with total revenues comparable to the total revenues of the Company. The Committee uses the industry and market survey data as a context in reviewing the overall compensation levels and maintaining a reasonable and competitive compensation program. The Committee does not use this data to set specific compensation benchmarks for a position. Rather, the Committee evaluates the overall performance of the Company and the individual performance of management to set compensation at reasonable and competitive levels.

The companies comprising the 2015 peer group for the Company are identified in the following table and include companies with a market capitalization ranging from $0.7 billion to $22.4 billion. As of December 31, 2015, the median market capitalization of the Company's 2015 peer group was $7.2 billion and the Company's market capitalization was $24.8 billion.

Peer Name	Peer Ticker Symbol
Advance Auto Parts, Inc.	AAP
Asbury Automotive Group, Inc.	ABG
AutoNation, Inc.	AN
AutoZone, Inc.	AZO
Barnes & Noble, Inc.	BKS
Bed Bath & Beyond, Inc.	BBBY
Big Lots, Inc.	BIG
CarMax, Inc.	KMX
Dick's Sporting Goods, Inc.	DKS
Dollar General Corporation	DG
Dollar Tree, Inc.	DLTR
Fastenal Company	FAST
GameStop Corp.	GME
Genuine Parts Company	GPC
Group 1 Automotive, Inc.	GPI
Office Depot, Inc.	ODP
The Pep Boys - Manny, Moe & Jack	PBY
Ross Stores, Inc.	ROST
Tractor Supply Company	TSCO

Base salary
In determining annual base salary, it is the Compensation Committee's goal to bring the salaries of the Company's executive officers and management in line with base compensation being paid by its peer group. The Compensation Committee specifically reviews compensation information from the publicly traded automotive aftermarket companies in our peer group and compensation surveys and data from the other specialty retailers in our peer group. The Compensation Committee believes that the Company's principal competitors for its executive officers are not necessarily the same companies that would be included in a peer group compiled for purposes of comparing shareholder returns. Consequently, the companies that are reviewed for such compensation purposes, as noted in "Overview of Compensation Programs," may not be the same as the companies comprising the indices included in the Annual Shareholders' Report of the Company for 2015 that accompanies this proxy statement. The Compensation Committee established increased base salary levels in 2015 for the Company's NEOs to maintain compensation at competitive levels and to reflect its performance and the individual performance of each of its NEOs.

Incentive compensation plan
The Compensation Committee has established an incentive compensation plan for the Company's executive officers based upon certain objective performance goals. At the beginning of each year, a comprehensive operating plan is developed, which contains estimates for the Company's projected performance for the year. The operating plan is compiled by reviewing the Company's historical performance, trends in the automotive aftermarket and retail industry and the performance of industry peers and other comparable companies. The targets for incentive compensation plans set by the Compensation Committee generally correspond to this operating plan; the comprehensive operating plan for the 2015 fiscal year was approved by the Company's Board of Directors in January of 2015, and reflects the projected results for the 2015 fiscal year. The Company financial performance metrics utilized by the Compensation Committee for the year ended December 31, 2015, are identified in the table below:

Performance Metric	Weight of Performance Metric - Target
Comparable Store Sales (a)	30%
Operating income ($)	30%
Return on invested capital (b)	20%
Free cash flow (c)	20%

(a)	Calculated based on the change in sales of stores open at least one year and exclude sales of specialty machinery, sales to independent parts stores and sales to Team Members.

(b)	Calculated as net income plus interest expense, divided by the sum of average debt and average equity, less average cash.

(c)	Calculated as net cash provided by operating activities less capital expenditures for the period.

The Company's actual performance in each of these areas is compared to the individual targets predetermined by the Committee, in order to determine the incentive amount, if any, achieved by each executive officer. Upon achievement of such performance goals, executive officers receive incentive compensation based upon a percentage of their respective base salaries for the attainment of a defined performance goal. The overall potential value varies depending upon the executive's position; however, under the Company's 2012 Incentive Award Plan, the maximum aggregate amount of cash compensation, which may be paid to any one participant in any year in respect of all awards that are intended to constitute performance-based compensation, is $10,000,000. For 2015, the Company's Chief Executive Officer had a cumulative target of 100% of his base salary, and its Chief Financial Officer and Executive Vice Presidents had cumulative targets of 80% of their individual base salaries, which were, in each case, the same targets applicable in 2014.

The targets for the Company's executive officers are highly confidential and competitively sensitive. The Board believes that if it were to publish these targets, it would allow competitors to recreate the Company's internal forecasts and gain valuable insight on the Company's business strategies. Such public disclosure could materially harm the Company's competitive position within its industry. Because the targets are confidential, the Board believes that the best indication of the Company's performance against target is its track record with respect to incentive payouts. The Board sets target achievement levels for its executives with respect to these performance metrics based on the Board-approved comprehensive operating plan, which reflects projected Company performance for the upcoming fiscal year, and the targets are calibrated such that they are challenging enough to require strong and consistent effort by the executives in order to be achieved. The Company's actual performance above projections would result in payouts above target levels and would likely also result in an increase in total shareholder value. Due to the Company's strong financial performance over the past five years, annual incentive payouts under the executive plan exceeded target each year and ranged from 152% to 245% of target, and over that same period, the value of the Company's stock, and associated shareholder value, increased over 319%.

The following table summarizes the 2015 performance incentive compensation plan targets and the resulting payouts for each of the Company's NEOs who participated in the plan:

Named Executive Officer	Base Salary ($)	Target (%)	Target ($)	Incentive Achieved (%)	Incentive Achieved ($)
Chief Executive Officer	1,175,000	100	1,175,000	245	2,881,471
Chief Financial Officer	680,000	80	544,000	245	1,334,060
Executive Vice President of Store Operations and Sales	380,000	80	304,000	245	745,504
Executive Vice President of Supply Chain	300,000	80	240,000	245	588,556

Long-term, stock-based incentives
The Company offers long-term incentives for executive officers and management in the form of stock option and restricted stock awards. Stock options and restricted stock may be awarded to the Company's NEOs, upper- and middle-managers and other key personnel.

The Company believes that its stock-based incentive award programs are an important component of compensation as an incentive for long-term corporate performance. The Compensation Committee has determined that the annual award of restricted stock or grant of stock options to the Company's executive officers is a key component of each executive officer's total compensation package based on his duties. The amounts of such restricted stock awards and/or stock option grants are determined by the Compensation Committee annually in conjunction with performance reviews and salary adjustments during the January Compensation Committee meeting. In determining whether and how many restricted stock awards and/or stock options should be granted, the Compensation Committee considers the responsibilities and seniority of each of the executive officers, as well as the Company's financial performance and other factors as it deems appropriate, consistent with its compensation philosophy and policies. The restricted stock awards and stock options awarded by the Compensation Committee in 2015, as reflected in the "Grants of Plan Based Awards" table, include an annual award of restricted stock or grant of stock options, as the case may be, determined by the Compensation Committee in consideration of the factors described above.

In the past, the Compensation Committee has reviewed and considered using other equity-based incentives for the long-term compensation component. After a thorough analysis, stock options and restricted stock awards were determined to be the most effective methods of aligning management interests with those of the Company's shareholders.

The Compensation Committee has also established specific stock option awards to be granted upon the achievement of certain defined positions of employment. These are automatic grants that occur on the date of promotion or appointment to such positions with an option price equal to the closing market value of the common stock underlying the option on such date. It is the Company's belief that these position-related grants provide additional incentive to its executives, management and other Team Members to set personal long-term employment goals. In furtherance of this belief, the Company also has a Team Member stock purchase plan that enables Team Members to purchase its common stock at a discount through payroll deductions, and Team Members are also able to invest in the Company's common stock through its 401(k) plan. In addition, the Compensation Committee may grant stock option awards in connection with a material business event, such as a large acquisition. The Compensation Committee believes that these special stock option awards provide additional incentive to the Company's executive officers, management and other Team Members to ensure these material acquisitions are integrated effectively and efficiently. No position-level stock option awards, or other special stock option awards in connection with a material business event, were granted during 2015 to NEOs.

Other
The Company sponsors a 401(k) Profit Sharing and Savings Plan (the "401(k) Plan") that allows Team Members to make plan contributions on a pre-tax basis. The Company matches 100% of the first 2% of the Team Member's compensation, and 25% of the next 4% of the Team Member's compensation. Although executives are eligible to participate in the 401(k) plan, the application of the annual limitations on contributions under Section 401(a)(17) of the Internal Revenue Code prevents highly compensated employees, as defined by the Internal Revenue Code, from participating at the same levels as non-highly compensated employees. The Company has established the O'Reilly Automotive Deferred Compensation Plan (the "Deferred Compensation Plan"), which is intended to restore contributions lost because of the application of the annual limitations under the Internal Revenue Code that are applicable to the 401(k) Plan. The Deferred Compensation Plan provides executives who participate in the 401(k) Plan with the opportunity to defer the full 6% of covered compensation by making contributions to the Deferred Compensation Plan that are then matched by the Company as if they had been made under the 401(k) Plan. This benefit, which assists executives in accumulating funds for retirement, is consistent with observed competitive practices of similarly situated companies.

Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly-held companies for compensation paid to certain executive officers, to the extent that compensation exceeds $1 million per officer in any year. The limitation applies only to compensation, which is not considered to be performance-based, within the meaning of Section 162(m). The Compensation Committee believes that in establishing the cash and equity incentive compensation programs for the Company's executive officers, the potential deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration, and not the sole governing factor. Accordingly, the Compensation Committee may provide one or more executive officers with the opportunity to earn base and incentive compensation, whether through base salary, cash incentive based compensation programs tied to the Company's financial performance or share-based awards in the form of restricted stock or restricted stock units, which may be in excess of the amount deductible by reason of Section 162(m) or other provisions of the Internal Revenue Code. The Company believes it is important to maintain incentive compensation at the requisite level to attract and retain the executive officers essential to the Company's financial success, even if all or part of that compensation may not be deductible by reason of the Section 162(m) limitation.

In addition, the Company provides its executive officers with certain perquisites, which the Compensation Committee believes are reasonable and consistent with the objectives of attracting and retaining superior Team Members, as well as maintaining a competitive total compensation package for the executive officers.  Perquisites can include personal use of a Company automobile, reimbursement for health and country club memberships and reimbursements under the Company's executive management medical reimbursement benefit plan. Perquisite amounts for the Company's NEOs are included in the "Summary of Compensation" table in the column "All Other Compensation."

Compensation mix
The following table summarizes the Company's actual compensation mix that resulted in 2015 from the compensation programs and practices described above, which includes base salary, equity and non-equity incentive compensation and/or restricted stock awards or stock options, for each of its NEOs, with the exception of the Company's former Executive Vice President of Expansion, as he retired from the Company during the year ended December 31, 2015:

Named Executive Officer	Base Salary	Equity Incentive Compensation	Stock Options	Non-Equity Incentive Compensation	Other Benefits	Total Compensation
Chairman of the Board	65%	31%	—%	—%	4%	100%
Chief Executive Officer	23%	—%	22%	54%	1%	100%
Chief Financial Officer	25%	—%	25%	48%	2%	100%
Executive Vice President of Store Operations and Sales	26%	—%	21%	51%	2%	100%
Executive Vice President of Supply Chain	27%	—%	21%	50%	2%	100%

Clawback policy
The Board is dedicated to maintaining and enhancing a culture that is focused on integrity and accountability while tying compensation to the Company's performance. The Board, following a recommendation by the Compensation Committee, adopted an incentive compensation clawback policy (the "Policy") on December 19, 2014. On January 29, 2015, each of the Company's NEOs signed an acknowledgement agreeing to comply with the provisions of the Policy. The Policy is intended to provide an appropriate and effective incentive compensation recoupment program and to offer a balanced approach to aligning the interests of our NEOs and shareholders.

The adopted Policy specifically provides that if the Board or the Compensation Committee determines that incentive compensation of a current or former NEO was overpaid as a result of a restatement of the reported financial results of the Company due to material non-compliance with financial reporting requirements that resulted from the fraud or willful misconduct of the covered employee, then the Board or the Compensation Committee will review the incentive compensation paid, granted, vested or accrued based on the prior inaccurate results. The Policy also provides that, to the extent practicable and as permitted by applicable law, the Board or Compensation Committee will determine whether to seek to recover or cancel the difference between any incentive compensation that was based on having met or exceeded performance targets that would not otherwise have been met based upon accurate financial data and the incentive compensation that would have been paid or granted or that would have vested had the actual payment, granting or vesting been calculated based on the accurate data or restated results, as applicable.

The Policy applies to all incentive compensation granted, paid or credited after the Policy's adoption by the Board, except to the extent prohibited by applicable law or any other legal obligation of the Company. "Incentive compensation" means performance bonuses and incentive awards (including stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares or other stock-based awards) paid, granted, vested or accrued under any Company plan or agreement in the form of cash or Company common stock.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in O'Reilly Automotive, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2015.
Respectfully submitted,

THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS OF O'REILLY AUTOMOTIVE, INC.

Jay D. Burchfield
Chairman of the Compensation Committee

Paul R. Lederer
Member of the Compensation Committee

Ronald Rashkow
Member of the Compensation Committee

EXECUTIVE COMPENSATION TABLES

The following table summarizes the annual compensation paid to or earned by the Company's NEOs for the fiscal years ended December 31, 2015, 2014 and 2013:

SUMMARY OF COMPENSATION
Name And Principal Position	Year	Salary ($)(a)	Bonus ($)	Stock Awards ($)(b)	Option Awards ($)(c)	Non-Equity Incentive Plan Compensation ($)(d)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
David O'Reilly	2015	633,846	—	307,662	—	—	—	42,033	(e)	983,541
Chairman of the Board	2014	587,115	—	295,007	—	—	—	39,708	(f)	921,830
	2013	571,154	—	287,586	—	—	—	32,802	(g)	891,542
Greg L. Henslee	2015	1,205,769	—	—	1,175,023	2,881,471	—	53,635	(e)	5,315,898
Chief Executive Officer and President	2014	1,087,500	—	—	1,102,580	2,168,870	—	106,486	(f)	4,465,436
	2013	1,027,308	—	—	1,034,340	1,572,577	—	55,854	(g)	3,690,079
Thomas McFall	2015	698,462	—	—	680,035	1,334,060	—	41,462	(e)	2,754,019
Chief Financial Officer and Executive Vice President of Finance	2014	633,269	—	—	641,533	1,009,511	—	41,180	(f)	2,325,493
	2013	598,173	—	—	604,603	735,389	—	36,780	(g)	1,974,945
Jeff M. Shaw	2015	388,846	—	—	304,036	745,504	—	31,059	(e)	1,469,445
Executive Vice President of Store Operations and Sales	2014	340,385	—	—	280,683	552,076	—	24,026	(f)	1,197,170
	2013	298,077	—	—	149,898	364,656	—	22,495	(g)	835,126
Greg D. Johnson (h)	2015	311,538	—	—	240,012	588,556	—	25,464	(e)	1,165,570
Executive Vice President of Supply Chain
Ted F. Wise (i)	2015	236,711	—	—	—	—	—	20,391	(e)	257,102
Former Executive Vice President of Expansion	2014	402,692	—	—	—	638,831	—	24,689	(f)	1,066,212
	2013	433,077	—	—	—	477,699	—	28,490	(g)	939,266

(a)	The "Salary" column includes the portion of salary deferred at NEO's election under the Company's Profit Sharing and Savings Plan and/or Deferred Compensation Plan.

(b)
The "Stock Awards" column refers to restricted share awards granted in 2013, 2014 and 2015, as further discussed in the "Incentive compensation plan" and "Long-term stock-based incentives" sections of the "Compensation Discussion and Analysis" portion of this proxy statement. All restricted shares awarded vest in equal installments over a three-year period commencing on the first anniversary of the award. The dollar value of stock awards represents the grant-date fair value of the awards based on the closing market price of the Company's common stock on the date of the award. Please see Note 9 "Share-Based Compensation and Benefit Plans" to the Company's Consolidated Financial Statements included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2015, for further discussion of the accounting used in calculating share-based compensation expenses in accordance with ASC 718.

(c)
The "Option Awards" column refers to the option awards granted to the NEOs, which become exercisable with respect to 25% of the covered shares one year from the date of grant; 50% exercisable two years from the date of grant; 75% exercisable three years from the date of grant and the remainder become exercisable four years from the date of grant. The amounts recognized in the above table reflect the grant date fair value of stock option awards granted during 2015, 2014 and 2013. During the fiscal years ended December 31, 2015, 2014 and 2013, no option awards were forfeited by the named executives. The grant date fair value of option awards was determined using the Black-Scholes option-pricing model. The Black-Scholes model requires the use of assumptions, including expected volatility, expected life, the risk free rate and the expected dividend yield. Please see Note 9 "Share-Based Compensation and Benefit Plans" to the Company's Consolidated Financial Statements included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2015, for further discussion of these assumptions and the accounting used in calculating share-based compensation expenses in accordance with ASC 718.

(d)
The "Non-Equity Incentive Plan Compensation" column refers to the cash payouts under the Company's annual performance incentive plan, which is paid in the year following the plan year. Detailed descriptions of the annual performance incentive plan can be found in the "Incentive compensation plan" section of the "Compensation Discussion and Analysis" portion of this proxy statement.

(e)
Includes Company contributions of $19,015, $21,974, $20,954, $17,802, $13,096 and $7,562 to its Profit Sharing and Savings Plan and/or Deferred Compensation Plan made on behalf of David O'Reilly, Greg L. Henslee, Thomas McFall, Jeff M. Shaw, Greg D. Johnson and Ted F. Wise, respectively. Other perquisites and personal benefits valued at less than $10,000 each to NEOs included personal use of Company vehicles, club dues, split-dollar life insurance premiums and medical insurance reimbursements.

(f)
Includes Company contributions of $17,613, $78,255, $20,469, $11,123 and $12,559 to its Profit Sharing and Savings Plan and/or Deferred Compensation Plan made on behalf of David O'Reilly, Greg L. Henslee, Thomas McFall, Jeff M. Shaw and Ted F. Wise, respectively. Other perquisites and personal benefits valued at less than $10,000 each to NEOs included personal use of Company vehicles, club dues, split-dollar life insurance premiums and medical insurance reimbursements.

(g)
Includes Company contributions of $17,136, $30,819, $18,012, $10,628 and $17,859 to its Profit Sharing and Savings Plan and/or Deferred Compensation Plan made on behalf of David O'Reilly, Greg L. Henslee, Thomas McFall, Jeff M. Shaw and Ted F. Wise, respectively. Other perquisites and personal benefits valued at less than $10,000 each to NEOs included personal use of Company vehicles, club dues, split-dollar life insurance premiums and medical insurance reimbursements.

(h)	Greg D. Johnson became a NEO during the year ended December 31, 2015.

(i)	Ted F. Wise retired from the Company during the year ended December 31, 2015.

The following table summarizes all awards granted during the year ended December 31, 2015, to each of the NEOs:

GRANTS OF PLAN BASED AWARDS
Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (a)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (b)	All Other Option Awards: Number of Securities Underlying Options (#) (c)	Exercise or Base Price of Options Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Max ($)	Threshold (#)	Target (#)	Max (#)
David O'Reilly	1/29/2015	—	—	—	—	—	—	1,597	—	—	307,662
Greg L. Henslee	1/29/2015	—	1,175,000	—	—	—	—	—	—	—	—
	1/29/2015	—	—	—	—	—	—		23,088	192.65	1,175,023
Thomas McFall	1/29/2015	—	544,000	—	—	—	—	—	—	—	—
	1/29/2015	—	—	—	—	—	—	—	13,362	192.65	680,035
Jeff M. Shaw	1/29/2015	—	304,000	—	—	—	—	—	—	—	—
	1/29/2015	—	—	—	—	—	—	—	5,974	192.65	304,036
Greg D. Johnson	1/29/2015	—	240,000	—	—	—	—	—	—	—	—
	1/29/2015	—	—	—	—	—	—	—	4,716	192.65	240,012
Ted F. Wise (d)	—	—	—	—	—	—	—	—	—	—	—

(a)
The "Estimated Future Payouts Under Non-Equity Incentive Plan Awards" - "Target" column refers to the potential cash payouts under the Company's annual performance incentive plan for its executive officers, including the NEOs, for 2015, which would be paid during 2016. The Compensation Committee approved the goals for the 2015 incentive plans in January of 2015. The payout amounts for each NEO for 2015 were reviewed and approved by the Compensation Committee and the Board in January of 2016, upon completion of the consolidated financial statements for the fiscal year ended December 31, 2015. The "Summary of Compensation" table details amounts actually paid under the 2015 annual performance incentive plans in the "Non-Equity Incentive Plan Compensation" column, which was paid in the year following the plan year. A detailed description of the annual performance incentive plan can be found in the "Incentive compensation plan" and "Long-term stock-based incentives" sections of the "Compensation Discussion and Analysis" portion of this proxy statement.

(b)	The "All Other Stock Awards: Number of Shares of Stock or Units" column refers to restricted shares granted to NEOs, which vest in three equal installments on January 29, 2016, 2017 and 2018.

(c)
The "All Other Option Awards: Number of Securities Underlying Options" column refers to stock option awards granted to the NEOs, which become exercisable with respect to 25% of the covered shares one year from the date of grant; 50% exercisable two years from the date of grant; 75% exercisable three years from the date of grant, while the remainder become exercisable four years from the date of grant.

(d)	Ted F. Wise retired from the Company during the year ended December 31, 2015.

The following table identifies information concerning unexercised stock options, stock options that have not vested and stock awards that have not vested for each of the NEOs as of December 31, 2015:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END
	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)			Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested
	Exercisable	Unexercisable							(#)	($)
David O'Reilly	35,000	—		—	34.71	2/15/2017	—	—	—	—
	25,000	—		—	28.70	2/14/2018	—	—	—	—
	25,000	—		—	22.65	7/11/2018	—	—	—	—
	25,000	—		—	28.69	2/10/2019	—	—	—	—
	25,000	—		—	39.52	2/11/2020	—	—	—	—
	—	—		—	—	—	4,107 (a)	1,198,667	—	—
Greg L. Henslee	50,000	—		—	28.70	2/14/2018	—	—	—	—
	100,000	—		—	22.65	7/11/2018	—	—	—	—
	50,000	—		—	28.69	2/10/2019	—	—	—	—
	50,000	—		—	39.52	2/11/2020	—	—	—	—
	48,206	—		—	58.21	2/8/2021	—	—	—	—
	27,161	9,053	(b)	—	81.54	2/2/2022	—	—	—	—
	16,923	16,923	(c)	—	92.65	1/31/2023	—	—	—	—
	6,894	20,682	(d)	—	132.29	1/30/2024	—	—	—	—
	—	23,088	(e)	—	192.65	1/29/2025	—	—	—	—
Thomas McFall	10,000	—		—	34.71	2/15/2017	—	—	—	—
	15,000	—		—	28.70	2/14/2018	—	—	—	—
	15,000	—		—	28.70	2/14/2018	—	—	—	—
	22,500	—		—	28.69	2/10/2019	—	—	—	—
	30,000	—		—	39.52	2/11/2020	—	—	—	—
	28,120	—		—	58.21	2/8/2021	—	—	—	—
	15,855	5,285	(b)	—	81.54	2/2/2022	—	—	—	—
	9,892	9,892	(c)	—	92.65	1/31/2023	—	—	—	—
	4,011	12,034	(d)	—	132.29	1/30/2024	—	—	—	—
	—	13,362	(e)	—	192.65	1/29/2025	—	—	—	—
Jeff M. Shaw	25,000	—		—	22.65	7/11/2018	—	—	—	—
	3,615	—		—	58.21	2/8/2021	—	—	—	—
	2,069	689	(b)	—	81.54	2/2/2022	—	—	—	—
	11,250	3,750	(f)	—	90.79	12/13/2022	—	—	—	—
	2,453	2,452	(c)	—	92.65	1/31/2023	—	—	—	—
	1,755	5,265	(d)	—	132.29	1/30/2024	—	—	—	—
	—	5,974	(e)	—	192.65	1/29/2025	—	—	—	—
Greg D. Johnson	33,000	—		—	22.65	7/11/2018	—	—	—	—
	3,374	—		—	58.21	2/8/2021	—	—	—	—
	1,903	634	(b)	—	81.54	2/2/2022	—	—	—	—
	1,178	1,177	(c)	—	92.65	1/31/2023	—	—	—	—
	480	1,438	(d)	—	132.29	1/30/2024	—	—	—	—
	—	4,716	(e)	—	192.65	1/29/2025	—	—	—	—
Ted F. Wise (g)	—	—		—	—	—	—	—	—	—

(a)
Represents restricted shares granted on January 31, 2013, January 30, 2014, and January 29, 2015. The restricted shares granted on January 31, 2013, vest in one installment of 1,024 shares on January 31, 2016. The restricted shares granted on January 30, 2014, vest in two equal installments each of 743 shares on January 30, 2016, and January 30, 2017. The restricted shares granted on January 29, 2015, vest in three installments of 533 shares on January 29, 2016, and 532 shares each on January 29, 2017, and January 29, 2018.

(b)	Represents stock options granted on February 2, 2012, which become exercisable in four equal installments on February 2, 2013, 2014, 2015 and 2016.

(c)	Represents stock options granted on January 31, 2013, which become exercisable in four equal installments on January 31, 2014, 2015, 2016 and 2017.

(d)	Represents stock options granted on January 30, 2014, which become exercisable in four equal installments on January 30, 2015, 2016, 2017 and 2018.

(e)	Represents stock options granted on January 29, 2015, which become exercisable in four equal installments on January 29, 2016, 2017, 2018 and 2019.

(f)	Represents stock options granted on December 13, 2012, which become exercisable in four equal installments on December 13, 2013, 2014, 2015 and 2016.

(g)	Ted F. Wise retired from the Company during the year ended December 31, 2015.

The following table summarizes option awards exercised and shares of restricted stock awards, which vested during the year ended December 31, 2015, and the aggregate dollar values realized upon such exercise or vesting for each of the NEOs who had such activity during the year ended December 31, 2015:

OPTION EXERCISES AND STOCK VESTED
	Options Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(a)	Value Realized on Vesting ($)
David O'Reilly	45,000	9,493,237	2,892	545,127
Greg L. Henslee	25,000	4,757,250	—	—
Thomas McFall	7,500	1,608,268	—	—
Greg D. Johnson	4,000	853,906	—	—
Ted F. Wise (b)	143,794	24,445,034	—	—

(a)
Reflects the vesting of restricted stock awards granted in 2012, 2013 and 2014. All restricted shares awarded vest in equal installments over a three-year period commencing on the first anniversary of the award.

(b)	Ted F. Wise retired from the Company during the year ended December 31, 2015.

The following table identifies information regarding the contributions by each NEO and the Company under the O'Reilly Automotive, Inc. Deferred Compensation Plan for the year ended December 31, 2015, as well as information on aggregate earnings, withdrawals and balances for each NEO:

NONQUALIFIED DEFERRED COMPENSATION
Name	Executive Contributions in Last Fiscal Year ($)(a)	Registrant Contributions in Last Fiscal Year ($)(b)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
David O'Reilly	30,510	11,742	(3,246)	—	924,927
Greg L. Henslee	58,029	78,254	(90,183)	—	3,162,074
Thomas McFall	60,508	14,136	(17,983)	—	639,881
Jeff M. Shaw	325,134	4,316	(15,423)	—	1,738,337
Greg D. Johnson	33,000	2,556	(2,582)	—	210,652
Ted F. Wise (b)	43,320	8,531	(6,373)	—	3,975,090

(a)	All NEO contribution amounts have been included in the "Salary" column of the "Summary of Compensation" table.

(b)
NEOs must be employed on December 31 to receive that year's Company's matching contribution, with the matching Contribution funded annually at the beginning of the subsequent year following the year in which the matching contribution was earned. At the beginning of 2016, Company matching contributions of $12,677, $21,974, $13,969, $3,325, $1,558 and $5,255 were contributed for David O'Reilly, Greg L. Henslee, Thomas McFall, Jeff M. Shaw, Greg D. Johnson and Ted F. Wise, respectively, for the fiscal year ended December 31, 2015.

(b)	Ted F. Wise retired from the Company during the year ended December 31, 2015.

The Deferred Compensation Plan provides executive officers who participate in the 401(k) Plan with the opportunity to defer the full 6% of covered compensation, including salary and incentive based compensation, by making contributions to the Deferred Compensation Plan that are then matched by the Company as if they had been made under the 401(k) Plan. The Deferred Compensation Plan is intended to restore contributions lost because of the application of the annual limitations under the Internal Revenue Code that are applicable to the 401(k) Plan. Executive officers may elect to defer their base compensation, incentive compensation and/or bonuses to the Deferred Compensation Plan. Executive officers can elect to allocate their contributions, as well as the Company matching contributions, to various equity, bond or fixed income funds, or a combination thereof, and all interest and/or earnings, which may be credited to the executive officer's account, are based on the applicable fund's market performance. Executive officers may elect to receive distributions at retirement or starting in a specific future year before or after anticipated retirement and may elect to receive the distribution in a lump sum or in periodic payments.

Potential Payments on Termination or Change in Control

Change in Control Agreements
The Company has entered into change in control severance agreements ("the CIC Agreements") with its NEOs, which become effective only upon a Change in Control (as defined in the CIC Agreements). In addition, under the Company's Incentive Plans there is acceleration of vesting with respect to options and restricted stock upon a Change in Control (as defined in the applicable Incentive Plan).

Pursuant to the terms of the CIC Agreements, if, within six months prior to or two years following a Change in Control, any of the NEOs' employment is terminated by the Company without "Cause," by reason of death or "Disability," or by the NEO for "Good Reason" (each as defined in the CIC Agreements), then the executive will be entitled to

•	continuation of salary for two years and a payment equal to two times the NEO's target bonus;

•	continuation of insurance coverage for two years;

•	any unpaid bonus for the immediately preceding year and a pro rata target bonus for the year of termination;

•	an amount equal to all earned but unused vacation days;

•	payment for outplacement services, up to $30,000 and not to exceed 24 months;

•	immediate vesting for all equity-based awards and immediate exercisability for 12 months for all outstanding stock options; and

•	all reasonable legal fees and expenses incurred in disputing the termination of the executive's employment.

The following table shows the amounts that those NEOs who have entered into CIC Agreements would have received if their employment had been terminated due to a Change in Control on December 31, 2015. Based on the calculations as of such date, no gross-up payment for excise taxes would be due to any NEO. The unvested option grants and unvested restricted share awards vest pursuant to the terms of the Incentive Plans upon a Change in Control irrespective of a termination of employment. This table does not include amounts related to the NEOs' vested benefits under the Company's deferred compensation plan or pursuant to stock option grants or restricted share awards, which are described in the tables above.

	David O'Reilly	Greg L. Henslee	Thomas McFall	Jeff M. Shaw	Greg D. Johnson
Annual salary	$1,300,000	$2,350,000	$1,360,000	$760,000	$600,000
Incentive compensation	—	2,350,000	1,088,000	608,000	480,000
Continuation of insurance coverage	3,011	29,688	32,524	29,569	17,055
Earned but not used vacation	47,307	63,269	40,538	17,722	7,501
Unvested stock option grants	—	10,823,416	7,601,420	3,603,900	1,111,705
Unvested restricted share awards	1,198,667	—	—	—	—
Total	$2,548,985	$15,616,373	$10,122,482	$5,019,191	$2,216,261

Ted F. Wise retired from the Company during the year ended December 31, 2015.

Employment Arrangements with Executive Officers

The Company entered into a written employment agreement effective January 1, 1993, with David O'Reilly. Such agreement provides for Mr. O'Reilly to be employed by the Company for a minimum period of three years and automatically renews for each calendar year thereafter. As compensation for services rendered to the Company, the agreement provides for Mr. O'Reilly to receive (i) a base annual salary adjusted annually; and (ii) a bonus, the amount of which is determined by reference to such criteria as may be established by the Compensation Committee. Mr. O'Reilly, in consultation with the Compensation Committee, has elected to exclude himself from participating in the bonus portion of his employment agreement pursuant to his responsibilities of providing strategic direction and guidance to the company and his more limited role in the Company's day-to-day operational activities.

Mr. O'Reilly's employment may be terminated by the Company for cause (as defined in the agreement) or without cause. If Mr. O'Reilly's employment is terminated for cause or if Mr. O'Reilly resigns, his salary and bonus rights will cease on the date of such termination or resignation. If the Company terminates Mr. O'Reilly without cause, all compensation payments will continue through the remainder of the agreement's term. Pursuant to this agreement, Mr. O'Reilly has agreed, for so long as he is receiving payments thereunder, to adhere to certain confidentiality obligations and refrain from engaging, directly or indirectly, in any automotive parts distribution, manufacturing or sales business in the states in which the Company operates without prior written consent of the Company. If Mr. O'Reilly had terminated employment on December 31, 2015, such payments would have totaled approximately $650,000.

The Company entered into a written retirement agreement effective December 29, 1997, as amended on February 1, 2001, with David O'Reilly. Such agreement, as amended, provides for supplemental retirement benefits for a period of ten years beginning with the date of Mr. O'Reilly's retirement. Benefits under the agreement include an annual salary, adjusted annually for inflation, full participation in the Company's health insurance program, full participation in the Company's medical reimbursement plan for senior management, use and maintenance of a Company vehicle and premiums for split-dollar life insurance. Pursuant to this agreement, Mr. O'Reilly has agreed, for so long as he is receiving payments thereunder, to adhere to certain confidentiality obligations and refrain from engaging, directly or indirectly, in any automotive parts distribution, manufacturing or sales business in the states in which the Company operates without prior written consent of the Company. If Mr. O'Reilly had retired from the Company on December 31, 2015, his first year annual salary payment would have totaled approximately $184,000, and his other benefits under this agreement for the first year would have totaled approximately $23,500.

Director Compensation

Please see the "Compensation of Directors" section of this proxy statement for a discussion of the manner in which the Company's directors are compensated.

Certain Relationships and Related Transactions

The Company leases certain land and buildings related to 73 of its O'Reilly Auto Parts stores and one of its bulk facilities under fifteen- and twenty-year operating lease agreements with entities in which Charles H. O'Reilly Jr., David O'Reilly, Larry O'Reilly and Rosalie O'Reilly Wooten, or members of their families, are affiliated. In addition, the Company leases certain land and buildings related to two of its O'Reilly Auto Parts stores under fifteen-year operating lease agreements with an executive officer of the Company. Generally, these lease agreements provide for renewal options for an additional five years at the option of the Company and the lease agreements are periodically modified to further extend the lease term for specific stores under the agreements. The total aggregate lease payments paid by the Company to the entities and individuals above was $4.5 million for the year ended December 31, 2015. The Company believes that the terms and conditions of the transactions with affiliates described above were no less favorable to the Company than those that would have been available to the Company in comparable transactions with unaffiliated parties.

Approval or ratification of transactions with related persons
Pursuant to the terms of the Audit Committee Charter, the Audit Committee is responsible for reviewing and approving all proposed transactions between the Company, any of the Company's Officers or Directors, or relatives or affiliates of any such Officers or Directors, to ensure that such related party transactions are on a similar economic basis as a like transaction that occurred at arm's length with an independent third party and are in the Company's overall best interest and in the best interest of the Company's shareholders. The quarterly Audit Committee meeting includes a standing agenda item for the review of such related party transactions. The Audit Committee has not adopted any specific procedures for the conduct of the reviews, rather each transaction is considered in light of the individual facts and circumstances. In the course of its review and approval of a transaction, the Audit Committee considers the following, among other factors it deems appropriate:

•	whether the transaction is fair and reasonable to the Company;

•	the business reasons for the transaction;

•	whether the transaction would impair the independence of one or more of the Company's Officers or Directors; and

•	whether the transaction is material, taking into account the significance of the transaction.

During 2015, all related party transactions were reviewed in accordance with the above procedures.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company's executive officers and Directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the SEC. Such individuals are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on its review of the copies of such forms furnished to it and written representations with respect to the timely filing of all reports required to be filed, it believes that such persons complied with all Section 16(a) filing requirements applicable to them with respect to transactions for the year ended December 31, 2015.

AUDIT COMMITTEE REPORT

The Audit Committee functions pursuant to a written charter, which may be viewed on the Company's website at www.oreillyauto.com. In compliance with that charter and in connection with the December 31, 2015, financial statements, the Audit Committee

•	reviewed and discussed with management the Company's audited financial statements as of, and for the year ended, December 31, 2015;

•
discussed with the Company's independent auditors the matters required to be discussed by Statement on Auditing Standards No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board ("PCAOB"); and

•
received from the independent auditors the written disclosures and the letter regarding the auditor's independence required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and has discussed with the independent auditors their independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS OF O'REILLY AUTOMOTIVE, INC.

John R. Murphy
Chairman of the Audit Committee

Jay D. Burchfield
Member of the Audit Committee

Thomas T. Hendrickson
Member of the Audit Committee

Paul R. Lederer
Member of the Audit Committee

Ronald Rashkow
Member of the Audit Committee

PROPOSAL 2 - ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, the Company is required to provide shareholders with an opportunity to vote, on an advisory (non-binding) basis, to approve the compensation of its NEOs. This proposal is commonly referred to as a "Say on Pay" proposal. As required by these rules, the Company is asking you to vote FOR the adoption of the following resolution:

"Resolved, that the compensation paid to the Company's NEOs, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K of the Securities Exchange Act of 1934, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED."

In considering their vote, shareholders should review the Company's compensation of its NEOs in the "Compensation Discussion and Analysis" ("CD&A") section herein and Compensation Committee report included in these proxy materials. As described in the CD&A, the Company's executive officer compensation programs are designed around the following elements:

•	recruiting and retaining qualified Team Members,

•	the career development and progression of the Company's Team Members, and

•	observed industry practices.

The main objective of the Company's compensation philosophy is to provide its executive officers and management with a total compensation package that is competitive and equitable and that encourages and rewards performance based in part upon the Company's performance in terms of increases in share value. The Company believes that aligning the interests of its executives and management with those of its shareholders further promotes the success of not only the Company, but also its Team Members. The Company's executive compensation policies are focused upon both short-term and long-term incentives and goals. The Company believes that such policies do not create incentives for inappropriate individual or collective risk taking. The Company also believes that the current programs do not create any incentives with respect to individual or collective behavior that are likely to have a material adverse effect upon either its risk profile or overall approach to risk management.

The Company made additional improvements to its compensation program by adopting an incentive compensation clawback policy and entering into new change in control agreements with the Company's executives that do not contain excise tax gross-up provisions, as described in more detail above under the description "Clawback policy" and under the description "Potential Payments on Termination or Change in Control" in this proxy statement.

As this vote is advisory in nature, this proposal does not bind the Company to any specific course of action. However, the Compensation Committee, which is responsible for designing and implementing its executive compensation packages, values the opinions expressed by the Company's shareholders in this vote and will consider the outcome of the vote when making decisions on future executive compensation packages.

At the 2011 Annual Meeting, the Company's shareholders voted in favor of an annual frequency of future advisory votes on executive compensation. The Board determined, after reviewing the results of this vote and based on other considerations, that it is in the best interest of the Company and the Company's shareholders to hold an annual advisory "Say on Pay" vote until the next advisory vote on frequency of "Say on Pay" votes. Thus, the next advisory "Say on Pay" vote will be held at the 2017 Annual Meeting.

Although this vote is advisory in nature and does not impose any action on the Company or the Compensation Committee of the Board, the Company strongly encourages all shareholders to vote on this matter.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE COMPANY'S EXECUTIVE OFFICER COMPENSATION AS DESCRIBED IN THIS PROXY STATEMENT.

PROPOSAL 3 - RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of the Board has selected Ernst & Young LLP ("E&Y"), as the Company's independent auditors for the year ending December 31, 2016, and has further directed that management submit the selection of independent auditors for ratification by the shareholders at the Annual Meeting. E&Y has audited the Company's financial statements since 1992. Representatives of E&Y are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions.

None of the Company's Bylaws, other governing documents, Missouri or federal law, or The Nasdaq Global Select Market Listing Qualifications require shareholder ratification of the selection of E&Y as the Company's independent auditors. However, the Audit Committee is submitting the selection of E&Y to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of different independent auditors at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its shareholders.

Fees Paid to Independent Registered Public Accounting Firm

The following table summarizes the fees billed by E&Y for audit and other professional services during the years ended December 31, 2015 and 2014:

	For the Year Ended December 31,
	2015	2014
Audit fees (a)	$1,847,384	$1,713,087
Audit-related fees (b)	28,840	28,840
Tax fees (c)	708,970	441,840
Total Fees	$2,585,194	$2,183,767

(a)
Consists of fees and expenses billed for the audit of the Company's consolidated financial statements, the audit of the effectiveness of internal control over financial reporting and the review of the Company's quarterly reports on Form 10-Q for such year and reviews in connection with documents filed with the SEC.

(b)	Consists of fees and expenses billed for the annual audit of the Company's employee benefit plans.

(c)	Consists of fees and expenses billed for tax advisory services, including compliance, planning and advice.

The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax and other services performed by the independent auditor. The policy provides for preapproval by the Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been previously approved with respect to that year, the Audit Committee must approve the permitted service before the independent auditor is engaged to perform it. The Audit Committee has delegated to the Chairman of the Audit Committee authority to approve permitted services, provided that the Chairman reports any decisions to the Committee at its next scheduled meeting. All services provided by E&Y during 2015 were preapproved in accordance with this policy.

The Audit Committee, after review and discussion with E&Y of the preceding information, determined that the provision of these services was compatible with maintaining E&Y's independence.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSAL TO RATIFY THE SELECTION OF ERNST & YOUNG LLP, AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2016.

PROPOSAL 4 - SHAREHOLDER PROPOSAL TO ADOPT PROXY ACCESS

The Company has been advised that the Comptroller of the City of New York, located at One Centre Street, Room 629, New York, NY 10007, on behalf of the New York City Employees' Retirement System, the New York City Fire Department Pension Fund, the New York City Teachers' Retirement System, and the New York City Police Pension Fund, which have indicated that they are beneficial owners of 56,207; 16,994; 79,975; and 46,578 shares, respectively, of the Company's common stock, intends to submit the following proposal at the Annual Meeting:

"RESOLVED: Shareholders of O'Reilly Automotive, Inc. (the "Company") ask the board of directors (the "Board") to take the steps necessary to adopt a "proxy access" bylaw. Such a bylaw shall require the Company to include in proxy materials prepared for a shareholder meeting at which directors are to be elected the name, Disclosure and Statement (as defined here) of any person nominated for election to the board by a shareholder or group (the "Nominator") that meets the criteria established below. The Company shall allow shareholders to vote on such nominee on the Company's proxy card.

The number of shareholder-nominated candidates appearing in proxy materials shall not exceed one quarter of the directors then serving. This bylaw, which shall supplement existing rights under Company bylaws, should provide that a Nominator must:

a)	have beneficially owned 3% or more of the Company's outstanding common stock continuously for at least three years before submitting the nomination;

b)
give the Company, within the time period identified in its bylaws, written notice of the information required by the bylaws and any Securities and Exchange Commission rules about (i) the nominee, including consent to being named in the proxy materials and to serving as director if elected; and (ii) the Nominator, including proof it owns the required shares (the "Disclosure"); and

c)
certify that (i) it will assume liability stemming from any legal or regulatory violation arising out of the Nominator's communications with the Company shareholders, including the Disclosure and Statement; (ii) it will comply with all applicable laws and regulations if it uses soliciting material other than the Company's proxy materials; and (c) to the best of its knowledge, the required shares were acquired in the ordinary course of business and not to change or influence control at the Company.

The Nominator may submit with the Disclosure a statement not exceeding 500 words in support of each nominee (the "Statement"). The Board shall adopt procedures for promptly resolving disputes over whether notice of a nomination was timely, whether the Disclosure and Statement satisfy the bylaw and applicable federal regulations, and the priority to be given to multiple nominations exceeding the one-quarter limit.

Supporting Statement

We believe proxy access is a fundamental shareholder right that will make directors more accountable and enhance shareholder value. A 2014 CFA Institute study concluded that proxy access would "benefit both the markets and corporate boardrooms, with little cost or disruption" and could raise overall US market capitalization by up to $140.3 billion if adopted market-wide. (http://www.cfapubs.org/doi/pdf/10.2469/ccb.v2014.n9.1)

The proposed terms are similar to those in vacated SEC Rule 14a-11 (https://www.sec.gov/rules/final/2010/33-9136.pdf). The SEC following extensive analysis and input from companies and investors, determined that those terms struck the proper balance of providing shareholders with a viable proxy access right while containing appropriate safeguards.

The proposed terms enjoy strong support. Through October 2015, votes on more than 100 similar proposals averaged 55% and at least 60 companies enacted bylaws with similar terms.

We urge shareholders to vote FOR this proposal."

The Company's Statement in Opposition to Proposal 4:

The Board recommends a vote AGAINST proposal 4, as the Board believes the proposal is unnecessary and not in the best interests of the shareholders.

The Board takes its accountability to shareholders very seriously. In that regard, management, under the direction of the Board, has met with, and will continue to engage with, many of the Company's larger stockholders on corporate governance topics, including proxy access. From this engagement, the Board has learned that while many investors have strong views on proxy access, those views vary widely across the marketplace and continue to evolve. Some large investors continue to oppose the concept of proxy access altogether, and even among those that favor proxy access, there is a lack of consensus concerning the appropriate thresholds and rules that should be implemented.

The Board believes that the need for "proxy access" should be evaluated in the context of the Company's overall corporate governance practices. Those practices provide shareholders with the opportunity to have meaningful input into the director nomination and election process and ensure that the Board has the independence, skills, expertise, experience, diversity and commitment to oversee effectively management's performance and act in the best interests of all shareholders.

The Board believes that the current director nomination process, in which the Corporate Governance/Nominating Committee evaluates all potential director nominees, including individuals recommended by shareholders, is the most appropriate process to ensure that only the highest quality director candidates are nominated for election. The Corporate Governance/Nominating Committee, which is comprised of independent directors who owe fiduciary duties to act in the best interests of all shareholders, is in the best position to review and recommend director nominees who possess the skills and qualifications to enhance the effectiveness of the Board and who are free from conflicts of interest and will represent the interests of all shareholders and not just those with special interests. As part of its evaluation of each candidate, the Corporate Governance/Nominating Committee takes into account how that candidate's particular competencies, skills, qualifications, experiences, and attributes, as well as those of other prospective candidates, would affect the overall composition of the Board and allow the Board to satisfy its oversight responsibilities effectively.

The Board also believes that the proposal seeks to advance a solution to a problem that does not exist at the Company. In particular, the proposal ignores the tremendous shareholder value created by the Company's outstanding long-term performance and the Board and management's exceptional leadership. For example, the Company's stock price grew from $60.42 at the end of 2010 to $253.42 at the end of 2015, representing a total shareholder return of 419% over the most recent five-year period. By comparison, the total shareholder return of the S&P 500 and the S&P 500 Retail Index during the same five-year period was 163% and 252%, respectively. The strong performance of the Company's stock in both absolute and relative terms underscores the fact that the proposal does not seek to address any performance-related deficiencies at the Company.

In addition, the Board has implemented numerous corporate governance policies to provide Company shareholders with a meaningful voice in the nomination and election of directors, as well as the ability to communicate with directors and promote the consideration of shareholder views. In particular, those policies offer the following:

•	The opportunity to elect directors annually using a majority voting standard;

•
The ability to recommend director candidates to the Corporate Governance/Nominating Committee, which considers those recommendations in the same manner as recommendations received from other sources (as discussed further under "Information Concerning the Board of Directors - Committees of the Board - Corporate Governance/Nominating Committee");

•	The option to directly nominate director candidates and solicit proxies for the election of those candidates in accordance with the Company's bylaws and the federal securities laws;

•	The right to submit proposals for inclusion in the Company's proxy statement for consideration at an annual meeting, subject to the rules and regulations of the SEC;

•	The opportunity to communicate directly with any member of the Board or Board committee;

•	The opportunity to vote annually in the "say-on-pay" vote to express their views on executive compensation; and

•	The right for stockholders to call special meetings.

Apart from a lack of necessity, the Board also believes that the proposal carries with it the risk of significant adverse consequences, including the following:

Influence of Special Interests. Proxy access allows a stockholder with a special interest to use the proxy process to promote a specific agenda rather than the interests of all stockholders, creating the very real risk of politicizing the Board election process at virtually no cost to the proponent. The proposal would enable a group, without any limitation on the number of shareholders that may form such group, to collectively own as little as 3% of the Company's outstanding shares held for three years to include a director nominee in the Company's proxy statement. This ownership requirement does not represent a sufficiently substantial, long-term interest in the Company to justify the significant costs and disruption that would result from regular proxy contests made possible by adoption of the proxy access proposal. Such result would not be in the best interests of shareholders as a whole.

Board Disruption. The Board is united in its common objective to maximize long-term shareholder value. The election of a shareholder nominee, particularly one representing a narrow interest, risks disrupting the Board and preventing the Board from effectively promoting the long-term interests of shareholders. A director that does not fit into the mix of skills and experience the Board seeks would at best fail to contribute to the work of the Board and would at worst create tensions that disrupt the effective functioning of the Board, particularly if the director advocates for narrow interests that are not shared by all shareholders. Moreover, a director elected by one shareholder group in one year may face successful opposition from a director nominated by another shareholder group in a subsequent year, setting up ongoing instability on the Board. The Company's success has grown out of its consistent application of a strategy that focuses on long-term value creation. Disruption of the Board's functioning could disrupt the ongoing pursuit of this successful strategy and put shareholder value at risk.

Expense and Distraction. Proxy access sets up a procedure that facilitates proxy contests that can be expensive and disruptive and creates an uneven playing field in which the Company would incur substantial expense while the nominating stockholder would be required to incur little expense to promote its candidate. For instance, the Company would bear the expense of filing and distributing proxy materials that would contain the shareholder nominee, and the Board likely would feel compelled by its fiduciary duties to undertake an additional and expensive campaign to inform shareholders of the reasons the shareholder nominee should not be elected. It is worth noting in this regard that the United States Court of Appeals for the District of Columbia overturned the SEC's proxy access rule, precisely because it determined that the SEC had not adequately assessed the expense and distraction proxy contests would entail.

In the absence of proxy access, the playing field is leveled, as a nominating shareholder would need to undertake the expense of soliciting proxies on the nominee's behalf. The desire to avoid this expense has sometimes been cited as a reason for proxy access, but there is no reason why shareholders holding 3% of the Company's outstanding shares should not, if they have a legitimate interest, bear the expense of soliciting proxies.

Given the Company's track record of outstanding performance and creation of shareholder value, as well as its overall corporate governance practices and the potential negative impact that proxy access could have on the ability of the Company's Board to effectively promote the long-term interests of shareholders, the Board does not believe that adoption of this proxy access proposal is either the right approach or necessary for the Company or its shareholders.

Recommendation of the Board:

For the foregoing reasons, the Board of Directors recommends that you vote "AGAINST" proposal 4 to adopt a "proxy access" bylaw. As with all proposals, if the proposal is not properly presented by the proponent at the Annual Meeting, it will not be voted upon.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "AGAINST" THE SHAREHOLDER PROPOSAL TO ADOPT PROXY ACCESS.

PROPOSAL 5 - SHAREHOLDER PROPOSAL ENTITLED "INDEPENDENT BOARD CHAIRMAN"

The Company has been advised that Mr. John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278, who has indicated he is a beneficial owner of no fewer than 50 shares of the Company's common stock, intends to submit the following proposal at the Annual Meeting:

"Shareholders request our Board of Directors to adopt as policy, and amend our governing documents as necessary, to require the Chair of the Board of Directors, whenever possible, to be an independent member of the Board. The Board would have the discretion to phase in this policy for the next CEO transition, implemented so it does not violate any existing agreement. If the Board determines that a Chair who was independent when selected is no longer independent, the Board shall select a new Chair who satisfies the requirements of the policy within a reasonable amount of time. Compliance with this policy is waived if no independent director is available and willing to serve as Chair. This proposal requests that all the necessary steps be taken to accomplish the above.
It is the responsibility of the Board of Directors to protect shareholders' long-term interests by providing independent oversight of management. By setting agendas, priorities and procedures, the Chairman is critical in shaping the work of the Board.
A board of directors is less likely to provide rigorous independent oversight of management if the Chairman is an insider, as is the case with our Company. Having a board chairman who is independent of our Company and its management is a practice that will promote greater management accountability to shareholders and lead to a more objective evaluation of management.
According to the Millstein Center for Corporate Governance and Performance (Yale School of Management), "The independent chair curbs conflicts of interest, promotes oversight of risk, manages the relationship between the board and CEO, serves as a conduit for regular communications with shareowners, and is a logical next step in the development of an independent board." (Chairing the Board: The Case for Independent Leadership in Corporate North America, 2009.)
An NACD Blue Ribbon Commission on Directors' Professionalism recommended that an independent director should be charged with "organizing the board's evaluation of the CEO and provide ongoing feedback; chairing executive sessions of the board; setting the agenda and leading the board in anticipating and responding to crises." A blue-ribbon report from The Conference Board echoed that position.
A number of institutional investors said that a strong, objective board leader can best provide the necessary oversight of management. Thus, the California Public Employee's Retirement System's Global Principles of Accountable Corporate Governance recommends that a company's board should be chaired by an independent director, as does the Council of Institutional Investors.
An independent director serving as chairman can help ensure the functioning of an effective board. Please vote to enhance shareholder value:
Independent Board Chairman - Proposal 5"

The Company's Statement in Opposition to Proposal 5:

The Board recommends a vote AGAINST proposal 5, as the Board believes the proposal is unnecessary and not in the best interests of the shareholders.

The Company already has a separate Chairman and Chief Executive Officer, contrary to the proponent’s implications, and those positions have been filled by separate individuals for the last 11 years. Nevertheless, the Board has carefully considered and approved its current leadership structure and firmly believes that such structure is appropriate and in the best interests of the Company and its shareholders. In particular, the Board believes that its current leadership structure allows our Chief Executive Officer to focus on developing and implementing the Company’s business strategies and objectives and supervising day-to-day business operations and allows our Chairman to lead the Board in its oversight and advisory roles. The Board also believes that the current separation of the Chairman and Chief Executive Officer roles provides a clear delineation of responsibilities for each position and fosters greater accountability of management.

The Company does not have a formal policy requiring that the positions of Chairman and Chief Executive Officer be separated or requiring that the position of Chairman be filled only by an independent director. Instead, the Board believes that the Company and its shareholders are best served when leadership choices are made by the Board on a case-by-case basis - rather than be dictated by a predetermined policy. This approach provides the Board with the necessary flexibility to determine whether the positions should be held by the same person or by separate persons based on the leadership needs of the Company at any particular time. Adopting a policy to restrict the Board’s discretion in selecting the Chairman, as well as restricting the ability to combine the positions of Chairman and Chief Executive Officer, would deprive the Board of the ability to select the most qualified and appropriate individual to lead the Board as Chairman regardless of what the Board believes to be in the best interests of the Company and its shareholders.

In addition, the Board effectively oversees management and provides vigorous oversight of the Company’s business and affairs. The Board and its standing committees, which consist entirely of independent directors, vigorously oversee the effectiveness of management policies and decisions, including the execution of key strategic initiatives. Consequently, independent directors directly oversee such critical matters as the integrity of the Company’s financial statements, the compensation of executive management, the selection and evaluation of directors, and the development and implementation of corporate governance programs. Moreover, the Board has adopted a practice of appointing a Lead Director who is charged with acting as a liaison among other directors, with management and between Board committees and the Board. The Lead Director could also preside at Board meetings in the absence of the Chairman. This position improves the functionality of the Board and its Committees and aids in the fiduciary obligations each director has to the Company and its shareholders.

The Board also believes that the proposal seeks to advance a solution to a problem that does not exist at the Company. In particular, the proposal ignores the tremendous shareholder value created by the Company's outstanding long-term performance and the Board and management's exceptional leadership. For example, the Company's stock price grew from $60.42 at the end of 2010 to $253.42 at the end of 2015, representing a total shareholder return of 419% over the most recent five-year period. By comparison, the total shareholder return of the S&P 500 and the S&P 500 Retail Index during the same five-year period was 163% and 252%, respectively. The strong performance of the Company's stock in both absolute and relative terms underscores the fact that the proposal does not seek to address any performance-related deficiencies at the Company.

The Board further believes the current leadership model, when combined with our independent board governance structure, provides strong and consistent leadership and independent and effective oversight of the Company’s business and affairs. The proposal attempts to impose an inflexible policy that does not permit the Board, regardless of the circumstances, to exercise judgment about which arrangements would best serve the interests of our shareholders. The Board does not believe that adoption of such policy is either the right approach or necessary for the Company or its shareholders.

Recommendation of the Board:

For the foregoing reasons, the Board of Directors recommends that you vote "AGAINST" proposal 5 to adopt an independent board chairman policy. As with all proposals, if the proposal is not properly presented by the proponent at the Annual Meeting, it will not be voted upon.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "AGAINST" THE SHAREHOLDER PROPOSAL ENTITLED "INDEPENDENT BOARD CHAIRMAN."

EQUITY COMPENSATION PLANS

The following table sets forth shares authorized for issuance under the Company's equity compensation plans as of December 31, 2015 (in thousands, except weighted-average exercise price):

	Number of shares to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights (a)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)).
Equity compensation plans approved by shareholders	3,308	$80.86	6,980
Equity compensation plans not approved by shareholders	—	—	—
Total	3,308	$80.86	6,980

(a)	Includes weighted average exercise price of outstanding stock options.

ANNUAL SHAREHOLDERS' REPORT

The Annual Shareholders' Report of the Company for the year ended December 31, 2015, containing, among other things, audited consolidated financial statements of the Company, accompanies this proxy statement.

FUTURE PROPOSALS OF SHAREHOLDERS

Shareholder proposals intended to be presented at the 2017 Annual Meeting and included in the Company's proxy statement and form of proxy relating to that meeting pursuant to Rule 14a-8 under the Exchange Act must be received by the Company at the Company's principal executive offices by November 18, 2016. In order for shareholder proposals made outside of Rule 14a-8 under the Exchange Act to be considered "timely" within the meaning of Rule 14a-4(c) under the Exchange Act, the Company's Bylaws require that such proposals must be submitted, not later than February 8, 2017, and not earlier than January 9, 2017.

OTHER BUSINESS

The Board knows of no business to be brought before the Annual Meeting other than as set forth in this proxy statement. If other matters properly come before the meeting, it is the intention of the persons named in the solicited proxy to vote the proxy on such matters in accordance with their judgment as to the best interests of the Company.

MISCELLANEOUS

The Company will pay the cost of soliciting proxies in the accompanying form. In addition to solicitation by use of the mails, certain officers and regular employees of the Company may solicit the return of proxies by telephone, fax or personal interview and may request brokerage houses and custodians, nominees and fiduciaries to forward soliciting material to their principals and will agree to reimburse them for their reasonable out-of-pocket expenses. Additionally, the Company has engaged Georgeson to assist in soliciting proxies. The Company will pay Georgeson a fee of approximately $15,000 and reimburse Georgeson for its reasonable out-of-pocket expenses incurred in connection with the proxy solicitation and indemnify Georgeson against certain losses, costs and expenses.

Shareholders are urged to mark, sign, date and send in their proxies without delay or vote via telephone or Internet using the instructions on the proxy card.

COMMUNICATION WITH THE BOARD OF DIRECTORS

A shareholder who wishes to communicate with the Company's Board, specific individual Directors or the independent Directors as a group, may do so by directing a written request addressed to such Director(s) in care of the Corporate Secretary at 233 South Patterson Avenue, Springfield, Missouri, 65802 or via e-mail through its website at www.oreillyauto.com. Such communication will be directed to the intended Director, group of Directors or the entire Board, as the case may be.

HOUSEHOLDING OF MATERIALS

In some instances, only one copy of this proxy statement or Annual Report is being delivered to multiple shareholders sharing an address, unless we have received instructions from one or more of the shareholders to continue to deliver multiple copies. We will deliver promptly upon oral or written request a separate copy of the proxy statement or Annual Report, as applicable, to any shareholder at your address. If you wish to receive a separate copy of the proxy statement or Annual Report, you may call us at (417) 874-7161, or send a written request to O'Reilly Automotive, Inc., 233 South Patterson Avenue, Springfield, Missouri 65802, Attention: Secretary. Alternatively, shareholders sharing an address who now receive multiple copies of the proxy statement or Annual Report may request delivery of a single copy, also by calling us at the number or writing to us at the address listed above.

ADDITIONAL INFORMATION

Additional information regarding the Company can be found in the Company's Annual Report on Form 10-K for the year ended December 31, 2015, filed by the Company with the SEC.

A copy of the Company's Annual Report on Form 10-K for the year ended December 31, 2015 (as filed with the SEC), including financial statements and financial statement schedules (excluding most exhibits), is available to shareholders without charge, upon written request to O'Reilly Automotive, Inc., 233 South Patterson Avenue, Springfield, Missouri 65802, Attention: Secretary.

By Order of the Board of Directors,
Tricia Headley
Secretary
Springfield, Missouri
March 18, 2016

O'REILLY AUTOMOTIVE, INC.

You are cordially invited to attend the Annual Meeting of Shareholders of O'Reilly Automotive, Inc., to be held at the Doubletree Hotel Springfield, 2431 North Glenstone Avenue, Springfield, Missouri, on Tuesday, May 3, 2016, at 10:00 a.m. central time.

2015 HIGHLIGHTS

•	23rd consecutive year of positive comparable store sales increases

•	Comparable store sales increase of 7.5%

•	10% increase in sales to $7.97 billion

•	Gross profit increased to 52.3% of sales

•	Operating profit increased to 19.0% of sales

•	Net income increased 20% to $931 million

•	Diluted EPS increased 25% to $9.17

•	Total store count increased to 4,571 stores in 44 states

•	Accounts payable to inventory ratio increased to 99.1%

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PROXY

O'REILLY AUTOMOTIVE, INC.
Annual Meeting of Shareholders
Tuesday, May 3, 2016

(THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS)

The undersigned hereby appoints David O'Reilly, Larry O'Reilly and Charles H. O'Reilly Jr., and each of them, as proxies, with full power of substitution, and hereby authorizes them to represent and vote as the undersigned designates, all shares of Common Stock of O'Reilly Automotive, Inc., a Missouri corporation, held by the undersigned on February 29, 2016, at the Annual Meeting of Shareholders to be held on May 3, 2016, at 10:00 a.m. central time in Springfield, Missouri, or at any adjournments or postponements thereof, upon the matters set forth on the reverse side of this card, all in accordance with and as more fully described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, receipt of which is hereby acknowledged.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1, 2 AND 3, AND "AGAINST" PROPOSALS 4 AND 5, AND IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING AND ANY ADJOURNMENTS OR PORTPONEMENTS THEREOF.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. eastern time, May 2, 2016. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by O'Reilly Automotive, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. eastern time, May 2, 2016. Have your proxy card in hand when you call and follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return in the postage-paid envelope we have provided or return to O'Reilly Automotive, Inc. Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
O'REILLY AUTOMOTIVE, INC.
The Board of Directors recommends you vote FOR Proposals 1 through 3 and AGAINST Proposals 4 and 5 (as described in the accompanying Proxy Statement):
1.	Election of Director Nominees:		For	Against	Abstain
	1a.	David O'Reilly	❑	❑	❑
	1b.	Charles H. O'Reilly Jr.	❑	❑	❑
	1c.	Larry O'Reilly	❑	❑	❑
	1d.	Rosalie O'Reilly Wooten	❑	❑	❑
	1e.	Jay D. Burchfield	❑	❑	❑
	1f.	Thomas T. Hendrickson	❑	❑	❑
	1g.	Paul R. Lederer	❑	❑	❑
	1h.	John R. Murphy	❑	❑	❑
	1i.	Ronald Rashkow	❑	❑	❑
2.	Advisory vote to approve executive compensation.		❑	❑	❑
3.	Ratification of appointment of Ernst & Young LLP, as independent auditors for the fiscal year ending December 31, 2016.		❑	❑	❑
4.	Shareholder proposal to adopt proxy access.		❑	❑	❑
5.	Shareholder proposal entitled "Independent Board Chairman."		❑	❑	❑
Note: Such other business as may properly come before the meeting or any adjournments thereof.

			Yes	No
Please indicate if you plan to attend the meeting.			❑	❑

Please sign exactly as name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [Please sign within box]	Date	Signature (Joint Owners)	Date